UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Five Point Holdings, LLC
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FIVEPOINT

2025

Notice of Annual Meeting & Proxy Statement

2000 FivePoint, 4th Floor, Irvine, California 92618
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 21, 2025
The 2025 annual meeting of shareholders (the “Annual Meeting”) of Five Point Holdings, LLC, a Delaware limited liability company (the “Company”), will be held on May 21, 2025 at 2:00 p.m. Pacific Time. We will be holding the Annual Meeting virtually with no physical in-person meeting. You will be able to attend the Annual Meeting and vote by visiting www.virtualshareholdermeeting.com/FPH2025, just as you could at an in-person meeting. The Annual Meeting will be held for the following purposes:
1. To re-elect each of William Browning, Sam Levinson and Michael Rossi to the Company’s Board of Directors (the “Board”) for a three-year term expiring at the 2028 annual meeting of shareholders or until their successors are duly elected and qualified or until earlier resignation or removal. All individuals so nominated and named in the proxy statement are currently members of the Company’s Board;
2. To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers;
3.To ratify the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2025; and
4.To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.
The proxy statement accompanying this notice describes each of these items of business in more detail. The Board recommends a vote “FOR” each of the three (3) nominees for director named in this proxy statement, “FOR” the approval of the advisory vote on our executive compensation as discussed in this proxy statement, and “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
Only holders of record of the Company’s Class A common shares and Class B common shares as of the close of business on April 3, 2025 are entitled to notice of, to attend and to vote at the Annual Meeting.
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to submit your proxy as soon as possible using one of the following methods: (i) by granting your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form previously mailed to you; or (ii) if you are receiving a paper copy of the proxy statement, by signing, dating and returning by mail the proxy card or voting instruction form provided to you or following the voting instructions on the proxy card or voting instruction form, as applicable.
To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/FPH2025, you must enter the 16-digit control number on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials you previously received. To vote at the meeting, visit www.virtualshareholdermeeting.com/FPH2025.
By order of the Board of Directors,
Michael A. Alvarado
Chief Operating Officer, Chief Legal Officer, Vice President and Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders to be Held on May 21, 2025. The Notice of Annual Meeting, the Proxy Statement, our 2024 Annual Report and a sample proxy card are available at www.proxyvote.com.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 21, 2025

INFORMATION CONCERNING VOTING AND SOLICITATION
General
Your proxy is solicited on behalf of the board of directors (our “Board”) of Five Point Holdings, LLC, a Delaware limited liability company (as used herein, the “Company,” “we,” “us” or “our”), for use at our 2025 Annual Meeting of Shareholders to be held on May 21, 2025 at 2:00 p.m. Pacific Time, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Shareholders and any other business properly brought before the Annual Meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the Annual Meeting. We will be holding the Annual Meeting virtually with no physical in-person meeting. Shareholders may participate online by logging onto www.virtualshareholdermeeting.com/FPH2025. While you will not be able to physically attend the Annual Meeting, you will be able to attend the Annual Meeting virtually and vote by visiting the website listed above.
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 11, 2025, we intend to make this proxy statement available on the Internet and to mail the Notice to all shareholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those shareholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice, as applicable, may have been sent to multiple shareholders in the same house. We will promptly deliver a separate Notice and, if requested, a separate proxy statement and annual report, to each shareholder that makes a request using the procedure set forth on the Notice.
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders to be Held on May 21, 2025.
The Notice of Annual Meeting, this proxy statement, our 2024 Annual Report and a sample proxy card are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Who Can Vote
You are entitled to vote if you were a shareholder of record of either our Class A common shares or our Class B common shares (referred to collectively herein as “Common Shares”) as of the close of business on April 3, 2025 (the “Record Date”). As of the close of business on the Record Date, 69,858,638 of our Class A common shares and 79,233,544 of our Class B common shares were outstanding. Holders of Common Shares as of the Record Date are entitled to one vote for each Common Share held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you attend the meeting online at www.virtualshareholdermeeting.com/FPH2025 or follow the instructions below to vote your shares in advance of the Annual Meeting.
Participating in the Annual Meeting
As noted above, we will have a virtual-only Annual Meeting in 2025. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/FPH2025 and enter the 16-digit control number included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 1:45 p.m. Pacific Time on Wednesday, May 21, 2025. The meeting will begin promptly at 2:00 p.m. Pacific Time on May 21, 2025.

The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong cellular or Wi-Fi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in, allow ample time for the check-in procedures, and ensure you can hear the streaming audio before the meeting starts.
Although the live webcast is available only to our shareholders as of the Record Date, a replay of the meeting will be made available on our website at www.fivepoint.com after the meeting and will remain available for approximately 30 days following the meeting. If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available starting at 1:45 p.m. Pacific Time and until the meeting has finished.
Voting of Shares
We encourage shareholders to vote before the Annual Meeting. Most shareholders have a choice of voting before the Annual Meeting by proxy over the Internet, by telephone or by using a traditional proxy card or voting instruction form. Refer to the Notice or your proxy card or voting instruction form to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.
Voting at the Annual Meeting. You may vote online during the Annual Meeting by following the instructions provided at www.virtualshareholdermeeting.com/FPH2025. Have your Notice, proxy card or voting instruction form available when you access the virtual meeting website.
Record Holders Voting by Proxy. If you hold your shares as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.
Street Name Holders Voting by Proxy. If you hold your shares in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.
Shareholders may provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the Internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on May 20, 2025. Telephone and Internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 20, 2025. Please have your notice and proxy control number in hand when you telephone or visit the website. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.
YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If, as a record holder, you do not indicate your voting directions on your signed proxy, your shares will be voted according to the recommendation of our Board, as follows:
•“FOR” the election of each of William Browning, Sam Levinson and Michael Rossi to the Board for a three-year term expiring at our 2028 annual meeting of shareholders;
•“FOR” the approval of the advisory vote on our executive compensation as discussed in this proxy statement; and
•“FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2025.

The proxy gives each of Daniel Hedigan and Michael Alvarado discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. If you hold your shares in street name and do not give direction to your broker on how to vote your shares, your broker does not have authority to vote on the election of the directors. Your broker does have discretion to vote on the ratification of the selection of the independent auditors.
Revocation of Proxy
If you are a shareholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:
•delivering to our secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;
•authorizing another proxy by telephone or over the Internet (your most recent telephone or Internet authorization will be used); or
•attending the Annual Meeting and voting following the instructions provided at www.virtualshareholdermeeting.com/FPH2025.
Attendance at the Annual Meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of the Company proxies should be addressed to the mailing address of our principal executive offices and must be received prior to the Annual Meeting:
Five Point Holdings, LLC
2000 FivePoint, 4th Floor
Irvine, California 92618
Attn: Secretary
If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. You may also change your vote by attending the Annual Meeting and voting online following the instructions provided at www.virtualshareholdermeeting.com/FPH2025.
Quorum and Votes Required
All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions. The inspector of elections will also determine whether a quorum is present. A majority in voting power of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of determining a quorum at the meeting. Shares held by persons attending the virtual Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and broker “non-votes” will be counted as present for purposes of determining a quorum.
Brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, without specific instruction from the beneficial owner, brokers or other nominees are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters that are considered to be “non-routine.” These non-voted shares are referred to as “broker non-votes.” Only Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 2 (say on pay vote) are considered non-routine matters, and without your instruction, your broker or other nominee cannot vote your shares. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. Abstentions may be specified for all proposals except the election of directors, but your vote may be “withheld” in the election of directors. Shareholder approval of each proposal requires the following votes:
•Proposal 1 - Election of Directors. Directors will be elected by a plurality of the votes cast. Thus, the three nominees receiving the highest number of shares voted “FOR” their election will be elected. Withhold votes will not have an effect on determining which nominees received a plurality of votes cast since withhold votes do not represent votes cast for a candidate. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors because brokers are not able to cast their votes on this proposal.

•Proposal 2 - Advisory Say-on-Pay Vote. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions and broker non-votes will not be counted either for or against this proposal and, therefore, will not have any effect on the outcome of the say-on-pay vote.
•Proposal 3 - Ratification of the Selection of Our Independent Auditors. The affirmative vote of a majority of the votes cast affirmatively or negatively by shareholders entitled to vote is required for the ratification of the selection of Deloitte & Touche LLP as our independent auditors (meaning that the number of votes cast “FOR” the proposal must be more than the number of votes cast “AGAINST” the proposal for it to be approved). Abstentions will have no effect because they are not votes cast affirmatively or negatively on the proposal. Brokers have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on this proposal but shall be counted for purposes of determining a quorum.
Solicitation of Proxies
Our Board is soliciting proxies for the Annual Meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation by mail, the Company, our officers, employees and agents may solicit proxies by telephone, by facsimile, by email or in person. We do not expect to use a proxy solicitor to assist in the solicitation of proxies for the Annual Meeting. Copies of solicitation materials will be furnished to banks, brokers, fiduciaries and custodians holding shares in their names that are beneficially owned by our shareholders, so they may forward the solicitation materials to the beneficial owners and secure those beneficial owners’ voting instructions. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners.
Shareholder List
A list of shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose related to the meeting, during ordinary business hours for ten days before the Annual Meeting at the Company’s principal executive offices located at 2000 FivePoint, 4th Floor, Irvine, CA 92618. To access the list during the Annual Meeting, please visit www.virtualshareholdermeeting.com/FPH2025.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 and in our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS
Board Structure and Nominees
Pursuant to the terms of our Second Amended and Restated Limited Liability Company Agreement (our “Operating Agreement”), the Board shall consist of between three (3) and thirteen (13) directors with the exact number of directors to be fixed exclusively by the Board. The Board last fixed the authorized number of directors at thirteen (13). We currently have nine (9) directors. The directors are divided into three classes: Class I, Class II, and Class III, each of which currently consists of three directors. Each director serves a term of three years. At each annual meeting of shareholders, the term of one class expires. The term of the Class I directors expires at this Annual Meeting.
In connection with the Annual Meeting, the Nominating and Corporate Governance Committee and the Board each voted unanimously to nominate William Browning, Sam Levinson and Michael Rossi for election as the Class I directors. If elected, Messrs. Browning, Levinson and Rossi would each serve a three-year term expiring at the close of our 2028 Annual Meeting or until their successors are duly elected. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”
Set forth below is information as of April 3, 2025 regarding each of our directors, including each director nominee.

Name	Age	Position	Class	Director Since	Term Expires
Kathleen Brown (1) (3)	79	Director	II	2016	2026
William Browning (1) (3)	71	Director	I	2016	2025
Jonathan Foster (3) (4)	64	Director	III	2016	2027
Emile Haddad	66	Chairman Emeritus	III	2009	2027
Gary Hunt	76	Director	II	2016	2026
Sam Levinson(2)	51	Director	I	2024	2025
Stuart Miller	67	Executive Chairman	III	2016	2027
Michael Rossi (2) (4) (5)	81	Director	I	2016	2025
Michael Winer (1) (2) (4)	69	Director	II	2009	2026
(1)    Current member of our Audit Committee
(2)    Current member of our Compensation Committee
(3)    Current member of our Conflicts Committee
(4)    Current member of our Nominating and Corporate Governance Committee
(5)    Current Lead Independent Director
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE NAMED DIRECTOR NOMINEES. UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” EACH OF THE THREE NAMED DIRECTOR NOMINEES.
Director Biographical Information
The following biographical information is furnished with regard to our directors (including nominees) as of April 3, 2025.
Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2028 Annual Meeting of Shareholders
William Browning. Mr. Browning has been a member of our Board since May 2016. Mr. Browning has dedicated his time to serving on boards of directors since January 2012. From 1999 to January 2012, Mr. Browning was a senior client service partner at Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services. From 2008 to 2012, Mr. Browning served as the managing partner for Ernst & Young LLP’s Los Angeles office, which at the time of his departure was Ernst & Young LLP’s second largest practice in the Americas and the largest public accounting firm in Los Angeles with over 1,200 professionals and over $400 million in annual revenues. Mr. Browning’s extensive industry sector experience includes real estate and REITs, financial services (commercial banks, asset management, consumer finance, credit card and mortgage companies), private equity, energy (upstream/downstream, refining and natural gas), engineering and construction, and technology. Before joining Ernst & Young LLP, Mr. Browning began his professional career with Arthur Andersen & Co.

in 1976, where he was admitted to partnership in 1987 and named office managing partner of its Oklahoma office in 1994. At Arthur Andersen & Co. in Oklahoma and in Los Angeles, California, Mr. Browning served clients in a wide variety of industries and led the firm’s domestic banking practice and regulatory compliance practice. Mr. Browning also serves on the board of directors of Ares Commercial Real Estate Corporation, a specialty finance company that is primarily focused on directly originating, managing and servicing a diversified portfolio of commercial real estate debt-related investments. Mr. Browning is a former director of McCarthy Holdings, and Parsley Energy, Inc. Mr. Browning is also an adjunct professor at Southern Methodist University in Dallas, Texas. Mr. Browning holds a B.B.A. from the University of Oklahoma. Mr. Browning’s experience in accounting and auditing, including in the real estate and REIT industries, provides our Board and, specifically, the Audit Committee, with valuable knowledge, insight and experience in such matters.

Sam Levinson. Mr. Levinson has been a member of our Board since October 2024. Mr. Levinson is a principal and a managing partner at Glick Family Investments, a private family office located in New York, New York, a position he has held since 2003. Mr. Levinson is the Founder of Clipper Realty Inc. (NYSE:CLPR), a real estate company that acquires, owns, manages and operates multi-family residential and commercial properties, and since 2015 he has served as Co-Chairman and head of the Investment Committee. Since 2011 Mr. Levinson has served as Director of Dynasty Financial Partners, LLC, which provides investment and technology platforms for independent financial, investment, and wealth management advisors. Mr. Levinson currently serves as a director of the board of AU10TIX Technologies B.V., a position he has held since June 2021. In 2006, he joined the Board of American European Group Insurance Company headquartered in New York. He is the Founder, President and controlling shareholder of Trapeze Inc., a diversified real estate investment company, where he has served since its inception in 2001. From 2004 to 2015 Mr. Levinson was a Director of Canary Wharf Group, a U.K. property developer and manager of over 16 million square feet of Class A office and retail space. In addition, he was a member of the Operating Committee and was the Chairman of the Audit Committee. He served as a non-Executive Director of Songbird Estates, Canary Wharf Group's holding company, from 2004 to 2015. Mr. Levinson was a member of the Board of Directors of Stonegate Mortgage Corporation (NYSE: SGM) from 2013 until its acquisition in May 2017, serving as Chairman of the Compensation Committee. From 2005 until 2014, Mr. Levinson was a Director of Coleman Cable Inc., a manufacturer of wire and cable in the U.S. Additionally, Mr. Levinson was appointed as a director of West Coast Bancorp of Portland, Oregon in February 2011 and served until its sale in April 2013. Mr. Levinson was selected to serve on our Board because he is a seasoned executive and director with numerous years of experience in the financial and real estate industries.

Michael Rossi. Mr. Rossi has been a member of our Board since May 2016. From 2015 through January 2020, Mr. Rossi was the chairman and chief executive officer of Shorenstein Properties LLC, and he currently serves as a member of Shorenstein’s advisory board. Prior to assuming the role as Shorenstein’s chairman, Mr. Rossi was a founding member of its advisory board and served as a consultant to Shorenstein from 1994 to 2015, focusing on succession planning, business planning, compensation practices and organizational development. Mr. Rossi is a retired vice chairman of BankAmerica Corporation, serving from 1993 to 1997. Prior to serving as vice chairman, Mr. Rossi was BankAmerica’s chief credit officer. Prior to that post, he held various executive positions. From 2005 to 2007, Mr. Rossi was chairman and CEO of Aozora Bank, taking it public in November 2006. He also spent eight months as chairman of GMAC/ResCap. Mr. Rossi is a senior advisor to the San Francisco 49ers and is a former senior advisor for Jobs and Economic Development for the Governor of the State of California. He is also a former chairman of the California Workforce Development Board, the Monterey Institute of International Studies, Lifesavers, the California Infrastructure and Economic Development Bank, Visit California, the American Diabetes Association of California and Claremont Graduate University. He also served on the President’s Campaign Cabinet for the University of California at Berkeley, was a member of the board of the Special Olympics Committee of Northern California, the Thunderbird School of Global Management, the California High Speed Rail Authority, the National Urban League, North Hawaii Community Hospital, Pulte Homes, Del Webb Corporation and Union Pacific Resources, a member of the nominating committee of the Bankers Association for Foreign Trade (BAFT) and a past president of the board of BAFT. Mr. Rossi earned a B.A. from the University of California at Berkeley. Mr. Rossi was selected to serve on our Board because of his vast business and corporate governance experience with banking institutions, public agencies and other private sector companies.

Directors Continuing in Office Until the 2026 Annual Meeting of Shareholders
Kathleen Brown. Ms. Brown has been a member of our Board since May 2016. She is a partner of the law firm Manatt, Phelps & Phillips, LLP. Prior to joining Manatt in September 2013, she worked at Goldman Sachs Group, Inc., a global investment banking and securities firm, in various leadership positions for 12 years. From 2011 to 2013, Ms. Brown served as the chairman of investment banking for Goldman’s Midwest division in Chicago and was managing director and head of the firm’s Los Angeles-based western region public sector and infrastructure group from 2003 to 2011. From 1995 to 2000, Ms. Brown was a senior executive at Bank of America where she served in various positions, including President of the Private Bank. She served as California state treasurer from 1991 to 1995. Ms. Brown is a former director of Sempra Energy, Forestar Group, Inc., Stifel Financial, and the Sustainable Development Acquisition Corp. She is a member of the Board of CARE U.S.A., the Santa Catalina School Board of Trustees, the Investment Committee for the Annenberg Foundation and the Advisory Boards of the UCLA Medical Center and Meridiam SAS. Ms. Brown has extensive experience in both the public and private financial sectors, as well as in-depth knowledge of California government processes. Her knowledge of the law and experience as a partner at Manatt gives her insight into the effect of laws and regulations on our businesses. This combination of public and private financial experience, legal experience and public service in the State of California makes her a valuable member of our Board.

Gary Hunt. Mr. Hunt has been a member of our Board since May 2016. Mr. Hunt has over 40 years of experience in real estate. He spent 25 years with The Irvine Company, one of the nation’s largest master planning and land development organizations, serving 10 years as its Executive Vice President and as a member of its Board of Directors and Executive Committee. Mr. Hunt led The Irvine Company’s major entitlement, regional infrastructure, planning, legal and strategic government relations, as well as media and community relations activities. As a founding Partner in 2001 and now the Vice Chairman of California Strategies, LLC, Mr. Hunt serves as a Senior Advisor to some of the largest master-planned community and real estate developers on the west coast, including Tejon Ranch and Lewis Group of Companies. Mr. Hunt currently serves on the boards of Glenair Corporation, Psomas and University of California, Irvine Foundation and is the former Chairman of CT Realty, and he formerly served as lead independent director at William Lyon Homes and on the board of Taylor Morrison Home Corporation. He was the founding chairman of Kennecott Land Company’s Advisory Board, formerly a Senior Advisor to Strategic Hotels and Resorts REIT and Inland American Trust REIT, and was a member and lead independent director of Grubb & Ellis Corporation and for sixteen months served as interim President and CEO. Mr. Hunt was selected to serve on our Board because of his government, public policy and major land use planning, entitlement and development experience.

Michael Winer. Mr. Winer has been a member of our Board since 2009. Mr. Winer was employed by Third Avenue Management LLC (or its predecessor) from May 1994 through February 2018, where he was a senior member of the investment team. Mr. Winer managed the Third Avenue Real Estate Value Fund since its inception in 1998 and the Third Avenue Real Estate Opportunities Fund, L.P. since its inception in 2006. Mr. Winer retired from Third Avenue Management LLC in 2018. Since 2001, Mr. Winer has been a director of Tejon Ranch Company, a New York Stock Exchange listed company involved in real estate development and agribusiness. Mr. Winer currently serves as Chair of the Tejon Ranch Board’s Nominating and Corporate Governance Committee. He also serves on its Executive Committee and Audit Committee and has previously served on its Compensation Committee and Real Estate Committee. Prior to joining Third Avenue Management’s predecessor in 1994, Mr. Winer was Vice President of the Asset Sales Group for Cantor Fitzgerald, L.P. where he was responsible for evaluating and underwriting portfolios of distressed real estate loans. Prior to that, he was a First Vice President of Society for Savings, a Connecticut savings bank, and Director of Asset Management for Pioneer Mortgage, a financial institution, where he directed the workout, collection and liquidation of distressed real estate loan and asset portfolios. Earlier in his career, Mr. Winer was the Co-Founder and Chief Financial Officer of Winer-Greenwald Development, Inc., a California-based real estate development firm that specialized in the development, construction, ownership and management of commercial properties. Mr. Winer previously held executive positions at Pacific Scene, Inc. and The Hahn Company, both California-based real estate development firms. Mr. Winer began his career in public accounting with Deloitte & Touche LLP (formerly Touche Ross & Co.) where he specialized in real estate development companies. Mr. Winer serves on the Board of Trustees and is Vice Chairperson of the Future Citizens Foundation (dba The First Tee of Monterey County). Mr. Winer received a Bachelor of Science in Accounting from San Diego State University in 1978 and is a California Certified Public Accountant (inactive). Mr. Winer was selected to serve on our Board because of his vast investing, finance and development experience in our industry.

Directors Continuing in Office Until the 2027 Annual Meeting of Shareholders
Jonathan Foster. Mr. Foster has been a member of our Board since May 2016. Mr. Foster is the Founder and has been a Managing Director of Current Capital Partners LLC, a mergers and acquisitions advisory, corporate management services, and private equity investing firm, since 2008. Previously, from 2007 until 2008, Mr. Foster served as a Managing Director and Co-Head of Diversified Industrials and Services at Wachovia Securities. From 2005 until 2007, he served as Executive Vice President-Finance and Business Development of Revolution LLC. From 2002 until 2004, Mr. Foster was a Managing Director of The Cypress Group, a private equity investment firm and from 2001 until 2002, he served as a Senior Managing Director and Head of Industrial Products and Services Mergers & Acquisitions at Bear Stearns & Co. From 1999 until 2000, Mr. Foster served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com, Inc. Previously, Mr. Foster was with Lazard, primarily in mergers and acquisitions, for over ten years, including as a Managing Director. Mr. Foster is also a director of Lear Corp., Masonite International Corporation and Berry Global. Mr. Foster was previously a member of the boards of directors of Sabine Oil & Gas, Smurfit-Stone Container Corporation and Chemtura Corporation. Mr. Foster has a bachelor’s degree in Accounting from Emory University, a master’s degree in Accounting & Finance from the London School of Economics and has attended an Executive Education Program at Harvard Business School and the University of California, Berkeley, School of Law. Mr. Foster was selected to serve on our Board because of his extensive experience in equity investing and serving as an officer and director of public and private companies.

Emile Haddad. Mr. Haddad has been a member of our Board since 2009 and has served as Chairman Emeritus since October 2021. Mr. Haddad was our President and Chief Executive Officer and Chairman of our Board from May 2016 until October 2021. From 2009 until May 2016, Mr. Haddad was President and Chief Executive Officer of the management company, which he co-founded, that managed the development of Great Park Neighborhoods and Valencia (formerly known as Newhall Ranch). In this capacity, Mr. Haddad was primarily responsible for investing in and managing the planning, development and operational activities for Great Park Neighborhoods, Valencia, and Candlestick and The San Francisco Shipyard. Prior to co-founding the management company in 2009, Mr. Haddad served as the Chief Investment Officer of Lennar, one of the nation’s largest homebuilders, where he was in charge of the company’s real estate investments, asset management and several joint ventures. In this capacity, Mr. Haddad led the acquisition, capitalization and development of Great Park Neighborhoods, Valencia, and Candlestick and The San Francisco Shipyard. Mr. Haddad currently serves as Chairman of the Board for Cave Cay General Partner Ltd, which is managing the development of a resort in the Bahamas. He is on the Real Estate Advisory Board of the University of California, Berkeley and is a member of the USC Price School of Public Policy Board of Counselors and the Board of Trustees of Chapman University. He is Co-Chair of Octane OC and Chairman Emeritus of the USC Lusk Center for Real Estate Advisory Board. Mr. Haddad formerly served on the Board of Trustees at the University of California, Irvine Foundation and Claremont Graduate University, as well as the boards of directors of PBS (Public Broadcasting System) So-Cal and Aedas Homes, S.A.U. Mr. Haddad received a civil engineering degree from the American University of Beirut. Mr. Haddad was selected to serve on our Board based on his executive management experience in the real estate industry, his comprehensive knowledge of our business and operations and his proven ability to successfully execute large-scale development projects.

Stuart A. Miller. Mr. Miller has been a member of our Board since May 2016 and has served as the Executive Chairman of our Board since October 2021. Mr. Miller has served as a director of Lennar, one of the nation’s largest homebuilders, since April 1990, has served as Lennar’s Executive Chairman since April 2018, and has served as Lennar’s Co-Chief Executive Officer since September 2023. Before that, Mr. Miller served as Lennar’s Chief Executive Officer from April 1997 to April 2018. Mr. Miller also served as President of Lennar from April 1997 to April 2011. Mr. Miller previously served on the Board of Directors of Doma Holdings, Inc. As of February 2025, Mr. Miller and his family owned shares of Lennar common stock entitling him to cast approximately 40% of the combined votes that could be cast by all holders of Lennar common stock. Mr. Miller was selected to serve on our Board because of his vast knowledge of the real estate industry and his extensive experience serving as a director of public companies.
Family Relationships and Other Information
There are no family relationships between any of our directors or executive officers.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and chief executive officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Our Nominating and Corporate Governance Committee reviews our corporate governance guidelines at least once a year and, if necessary, recommends changes to our Board. Additionally, our Board has adopted independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines is available on our website at ir.fivepoint.com/corporate-governance/governance-documents. Our website and the information contained therein or connected thereto is not incorporated, or deemed to be incorporated, into this report.
Board Composition
Our business affairs are managed under the direction of our Board. Our Operating Agreement provides that our Board shall consist of between three (3) and thirteen (13) directors with the exact number of directors to be fixed exclusively by the Board. The Board last fixed the authorized number of directors at thirteen (13). We currently have nine (9) directors. The directors are divided into three classes, each of which currently consists of three directors. Each director serves a term of three years. At each annual meeting of shareholders, the term of one class expires. The term of the Class I directors expires at this Annual Meeting. The terms of the Class II and Class III directors expire in 2026 and 2027, respectively. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Election of directors is decided by a plurality of the votes cast.
As current Class I directors, the board seats of William Browning, Sam Levinson and Michael Rossi will expire at the Annual Meeting. In connection with the Annual Meeting, the Nominating and Corporate Governance Committee and the Board voted to nominate Messrs. Browning, Levinson and Rossi for election as the Class I directors.
Director Independence
Our Class A common shares are listed on the New York Stock Exchange (“NYSE”). Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Under the rules of the NYSE, a director is independent only if, among other things, our Board makes an affirmative determination that the director has no material relationship with us. Our Board has determined that Kathleen Brown, William Browning, Jonathan Foster, Gary Hunt, Sam Levinson, Michael Rossi and Michael Winer are “independent,” as that term is defined in the NYSE rules, for purposes of serving on our Board. Our independent directors meet regularly in executive sessions without the presence of our Chairman and our other officers. Our Audit, Compensation, Conflicts, and Nominating and Corporate Governance Committees are comprised exclusively of members of the Board who meet the independence requirements set forth by the SEC and the NYSE.
Board Committees
Our Board has the authority to appoint committees and, subject to certain exceptions, to delegate to such committees the power and authority of our Board to manage our business affairs and administrative functions. Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Conflicts Committee. Each of these committees is comprised exclusively of independent directors. The principal functions and composition of these committees are briefly described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our Company. Copies of our audit, compensation and nominating and corporate governance committee charters are available on our website at ir.fivepoint.com/corporate-governance/governance-documents. Our website and the information contained therein or connected thereto is not incorporated, or deemed to be incorporated, into this report.
Audit Committee
The Audit Committee was established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules. The primary duties of the Audit Committee are to, among other things:
•determine the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm;

•review and approve in advance all permitted non-audit engagements and relationships between us and our independent registered public accounting firm;
•evaluate our independent registered public accounting firm’s qualifications, independence and performance;
•obtain and review a report from our independent registered public accounting firm describing its internal quality-control procedures, any material issues raised by the most recent review and all relationships between us and our independent registered public accounting firm;
•review and discuss with our independent registered public accounting firm their audit plan, including the timing and scope of audit activities;
•review our consolidated financial statements;
•review our critical accounting policies and practices;
•review the adequacy and effectiveness of our accounting and internal control policies and procedures;
•oversee the performance of our internal audit function;
•review with our management all significant deficiencies and material weaknesses in the design and operation of our internal controls;
•review with our management any fraud that involves management or other employees who have a significant role in our internal controls;
•establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•prepare the reports required by the rules of the SEC to be included in our annual proxy statement;
•oversee our information technology risks, including cybersecurity and data privacy risks, and our policies and risk assessment and risk management practices related thereto;
•discuss with our management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly consolidated financial statements; and
•oversee our compliance with legal, ethical and regulatory requirements.
The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm and the Board. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. The Audit Committee is comprised of individuals who meet the independence requirements set forth by the SEC and the NYSE, and it operates under a written Audit Committee charter. Each member of the Audit Committee is financially literate in accordance with the NYSE requirements. The Audit Committee also has at least one member who meets the definition of an “audit committee financial expert” under SEC rules and regulations. The current members of the Audit Committee are Kathleen Brown, Michael Winer and William Browning, who is its chair. The Board has determined that William Browning meets the requirements of an audit committee financial expert under SEC rules.
Nominating and Corporate Governance Committee
The primary responsibilities of the Nominating and Corporate Governance Committee are to, among other things:
•assist in identifying, recruiting and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and the Nominating and Corporate Governance Committee;
•recommend to our Board individuals qualified to serve as directors and on committees of our Board;
•advise our Board with respect to board composition, procedures and committees;
•recommend to our Board certain corporate governance matters and practices; and
•conduct an annual self-evaluation for our Board.
The Nominating and Corporate Governance Committee is comprised of individuals who meet the independence requirements set forth by the SEC and the NYSE, and it operates under a written Nominating and Corporate Governance Committee charter. The current members of the Nominating and Corporate Governance Committee are Michael Winer, Jonathan Foster and Michael Rossi, who is its chair.

The Nominating and Corporate Governance Committee considers possible candidates for nomination as directors suggested by management and by shareholders and others, if there are any. The Nominating and Corporate Governance Committee would evaluate the suitability of any potential candidates recommended by shareholders in the same manner as other candidates recommended to the Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for our Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the members of our Nominating and Corporate Governance Committee, in recommending candidates for election, and our Board, in approving (and, in the case of vacancies, appointing) such candidates, consider many factors, including each candidate’s knowledge, experience, skills, expertise and contribution to the range of backgrounds, perspectives, and experiences on the Board. The Board believes that a mix of backgrounds and experiences among its members can provide distinct value to the Company.
Consideration of Shareholder-Recommended Director Nominees
Our Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by our shareholders. Shareholders who wish to recommend a director nominee may submit their suggestions to our principal executive offices by sending a letter describing the nominee’s name and qualifications to Five Point Holdings, LLC, Attention Secretary, 2000 FivePoint, 4th Floor, Irvine, California 92618. Recommendations submitted by shareholders will be considered in the same manner as recommendations received from other sources.
Our Operating Agreement also permits shareholders to nominate directors for election at an annual shareholder meeting.  See “Other Matters-Shareholder Proposals and Nominations.”
Compensation Committee
The primary responsibilities of the Compensation Committee are to, among other things:
•review executive compensation plans and their goals and objectives, and make recommendations to our Board, as appropriate;
•evaluate the performance of our executive officers;
•review and approve the compensation of our executive officers, including salary, bonus and equity incentive awards;
•review and recommend to our Board the compensation of our directors;
•review our overall compensation philosophy, compensation plans and benefits programs;
•administer our share and equity incentive programs;
•administer our clawback policy; and
•prepare an annual Compensation Committee report for inclusion in our proxy statement.
The Compensation Committee is comprised of individuals who meet the independence requirements set forth by the SEC and the NYSE, and it operates under a written Compensation Committee charter. The members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act). The current members of the Compensation Committee are Michael Rossi, Sam Levinson and Michael Winer, who is its chair.
Conflicts Committee
The primary responsibilities of the Conflicts Committee are to, among other things:
•establish and oversee policies and procedures governing conflicts of interest that may arise through related person transactions;
•periodically review and update as appropriate these policies and procedures;
•review and approve or ratify any related person transaction and other matters which may pose conflicts of interest, other than related person transactions that are pre-approved pursuant to our Related Person Transaction Approval and Disclosure Policy, described under “Certain Relationships and Related Party Transactions—Review and Approval of Related Person Transactions;” and
•advise, upon request, our Board or any other committee of our Board on actions or matters involving conflicts of interest.
The Conflicts Committee is comprised of individuals who meet the independence requirements set forth by the SEC and the NYSE, and it operates under a written Conflicts Committee charter. The current members of the Conflicts Committee are Jonathan Foster, William Browning and Kathleen Brown, who is its chair.

Board Leadership Structure
Our Operating Agreement permits the roles of Chairman and CEO to be filled by the same or different individuals. Our Board selects our Chairman and our CEO in the manner it considers in the best interests of the Company and our shareholders at any given point in time. Stuart Miller assumed the role of Executive Chairman of the Board effective as of October 1, 2021. On February 9, 2022, Daniel Hedigan was appointed as our Chief Executive Officer. At this time, our Board has determined the current structure of the roles of Chairman of the Board and Chief Executive Officer being filled by different individuals to be in the best interests of the Company and its shareholders.
Our corporate governance guidelines provide for the appointment by the Board of a lead independent director. Mr. Rossi is currently our lead independent director and brings to this role considerable skill and experience, as described above in “Proposal 1 - Election of Directors.” The role of our lead independent director is designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among the independent directors.
The responsibilities of our lead independent director are set forth in our corporate governance guidelines and include:
•presiding over all meetings of the independent directors;
•presiding over all Board meetings at which the Chairman is not present;
•serving as liaison between the independent directors and management;
•presiding over meetings of shareholders at the request of the Board;
•conveying recommendations of the independent directors to the Board;
•previewing information sent to the Board as necessary; and
•approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.
The lead independent director also has the authority to call meetings of the independent directors.
The Board periodically evaluates the roles of Chairman and CEO to determine whether our leadership structure is continuing to best serve us and our shareholders.
Annual Board Evaluation
Pursuant to the charter of our Nominating and Corporate Governance Committee and our corporate governance guidelines, the Nominating and Corporate Governance Committee leads an annual evaluation of the Board, and each committee of the Board leads an annual self-evaluation. The evaluations are designed to assess whether the Board and its committees function and are staffed effectively and to identify opportunities for improving Board and committee meetings and effectiveness. In 2024, the Board completed an evaluation process focusing on the experience, qualifications, attributes and skills of each individual director, as well as the effectiveness of the performance of the Board as a whole and each of the Board’s committees.
Risk Oversight
We face a number of risks, including risks relating to our financial condition, development activities, operations, litigation and strategic direction. Management is responsible for the day‑to‑day management of risks we face, while our Board has responsibility for the oversight of risk management, both on its own and through its committees.
The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. For example, our Audit Committee is responsible for discussing guidelines and policies governing the process by which senior management of the Company and the internal auditing department assess and manage the Company’s exposure to risk, including cybersecurity risks, as well as identifying the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Additionally, our Compensation Committee oversees our incentive compensation arrangements to confirm that incentive pay arrangements do not encourage unnecessary risk-taking.
The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, the potential impact on us, and the steps we take to manage them. At each regular meeting of our Board, the chair of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management, which enables the Board to fulfill its risk oversight role.

ESG Oversight
Our Board generally oversees and supports the ongoing implementation of the Company’s Environmental, Social and Governance (“ESG”) priorities. As described above, specific ESG-related topics are overseen by the Board committee responsible for the applicable topic. For example, the Audit Committee oversees many regulatory compliance matters, the Nominating and Corporate Governance Committee oversees corporate governance topics, and the Compensation Committee annually reviews the benefits programs made available to our associates. The Company’s senior management team is in charge of executing on the Company’s ESG priorities.

Sustainability Practices
Part of our mission is to build sustainable communities throughout the state of California. We believe that sustainable development practices best serve our communities, our homeowners, our guest homebuilders, and, as a result, our shareholders. A few of the numerous sustainability measures we have implemented are described below.

Sustainable Environmental Practices

•Our Valencia community is designed to create net zero emissions of greenhouse gases (GHGs), which means that we will mitigate the GHG emissions anticipated to be created by the community’s development and operations to net zero through both onsite and offsite mitigation measures, and to use Zero Net Energy, which means the value of renewable energy generated by the project will balance the value of energy consumed at the buildings in the community.

☑
•In our Valencia community, we are: designing homes to include solar panels and EV chargers; planning to provide 5,000 EV charging stations across Valencia and Southern California; and implementing off-site projects to reduce or remove GHG emissions.

•Our Valencia and Great Park Neighborhoods communities have taken numerous measures to preserve open space and natural resources, including the: dedication of approximately 10,500 acres to be preserved as open space; implementation of water consumption reduction measures; preservation of the endangered Spineflower plant; construction of wildlife corridors for local wildlife species; conversion of historic farmland into wetlands; and restoration of cultivated pastures to create diverse habitats for local wildlife species.

Sustainable Social Practices
☑
•We believe that building sustainable communities requires enhancing the lives of those who live and work in those communities. This is achieved by collaborating with like-minded partners and cultivating diversity. We, along with our joint venture partners, plan to develop approximately 6,000 affordable homes to alleviate California’s housing shortage, nearly 1,200 of which have already been developed at our San Francisco and Great Park Neighborhoods communities.
•Through our Great Park joint venture, we have also financed and/or provided the land for two K-8 public schools and a public high school that were designed to meet educational, environmental stability and energy efficiency criteria.
•At Five Point Gateway, our commercial joint venture cultivated a partnership with City of Hope, a nationally recognized cancer center, that culminated with the sale in 2020 to City of Hope of a building, which they developed into a comprehensive cancer research and treatment facility, and nearby land on which they are building a hospital. In 2024, our joint venture sold its remaining interests at the Five Point Gateway campus to City of Hope, which will provide City of Hope additional space to expand its operations at the campus.
•At December 31, 2024, women constituted approximately 48% of our workforce, and ethnic and racial minorities constituted approximately 32% of our workforce.

Sustainable Governance Practices
☑ We have implemented governance structures to ensure transparency and ethical behavior and to be responsive to the values of stakeholders, including: a Code of Business Conduct and Ethics; Corporate Governance Guidelines; a Board comprised of a majority of independent directors; Board committees comprised solely of independent directors; separate CEO and Chairman of the Board roles; a strong and experienced lead independent director; annual Board and committee self-evaluations; a compensation clawback policy; and anti-hedging and anti-pledging policies.

Policy on Hedging of Company Shares
The Company recognizes that hedging against losses in Company shares is not appropriate or acceptable trading activity for the Company’s directors and executive officers. The Company’s corporate governance guidelines prohibit our directors and executive officers from engaging in various hedging activities. The guidelines prohibit any form of hedging or monetization transaction (such as zero-cost collars or forward sale contracts) involving Company common shares.

Policy on Insider Trading
The Company has adopted an insider trading policy applicable to the Company’s directors, officers, employees, and other covered persons, and has implemented processes for the Company that it believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the New York Stock Exchange listing standards. A copy of the Company’s insider trading policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Board and Committee Engagement
Meeting Attendance. For the fiscal year ended December 31, 2024, there were five meetings of the Board, five meetings of the Audit Committee, five meetings of the Compensation Committee, five meetings of the Conflicts Committee and four meetings of the Nominating and Corporate Governance Committee. During 2024, each member of the Board attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director), and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served). The independent directors of our Board regularly meet in executive sessions without management or other employees present.
Attendance at Annual Meeting of Shareholders. Directors are generally expected to attend the annual meeting of shareholders. All of our directors attended our 2024 annual meeting of shareholders.
Communications with the Board. Any interested parties may send written communications to the Board or to specified individuals on the Board, by writing to: Five Point Holdings, LLC, 2000 FivePoint, 4th Floor, Irvine, California 92618, Attention: Secretary. Interested parties should indicate on the outside of any envelope that the communication is intended for (i) the Board, (ii) the Chair of the Board, (iii) a specific committee of the Board, (iv) the lead independent director or (v) any other director. The Secretary will review all correspondence for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Code of Business Conduct and Ethics
Our Board has established a code of business conduct and ethics that applies to all of our officers, directors and employees, including those officers responsible for financial reporting. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with laws, rules and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the code of business conduct and ethics.
Our code of business conduct and ethics also provides that our non-employee directors are not obligated to limit their interests or activities in their non-director capacities or to notify us of any opportunities that may arise in connection therewith, even if the opportunities are complementary to, or in competition with, our businesses.
Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our Board or one of our board committees and will be promptly disclosed as required by law or the NYSE rules. A copy of our code of business conduct and ethics is available on our website at ir.fivepoint.com/corporate-governance/governance-documents. Our website and the information contained therein or connected thereto is not incorporated, or deemed to be incorporated, into this report.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding the beneficial ownership of our Class A common shares and our Class B common shares, by:
•each person known by us to beneficially own more than 5% of any class of our outstanding common shares;
•each of our directors;
•each of our named executive officers; and
•all directors and executive officers as a group.
The number of shares and percentage of beneficial ownership is based on 69,858,638 Class A common shares and 79,233,544 Class B common shares issued and outstanding as of March 31, 2025. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Common shares that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by the person but are not deemed outstanding for purposes of computing the percentage of beneficial ownership for any other person. The number of Class A common shares shown as beneficially owned in the table (i) includes Class A common shares issuable upon conversion of outstanding Class B common shares and (ii) does not include shares that may be issued in exchange for Class A units of Five Point Operating Company, LP (the “Operating Company”), as we may instead choose to pay cash in exchange for such units. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have the sole voting and investment power with respect to all common shares that they beneficially own, subject to community property laws where applicable.
Unless otherwise indicated, all shares are owned directly. Except as indicated in the footnotes to the table below, the business address of the shareholders listed below is the address of our principal executive office, 2000 FivePoint, 4th Floor, Irvine, California 92618.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Class A Common Shares	% of Class A Common Shares	Number of Class B Common Shares (1)	% of Class B Common Shares	% of all Common Shares
5% Shareholders:
Lennar Corporation (2)	791,918	1.1%	57,131,088	72.1%	38.8%
GFFP Holdings, LLC (3)	6,224,931	8.9%	18,965,322	23.9%	16.9%
Robotti & Company, Incorporated (4)	6,702,047	9.6%	—	—%	4.5%
Private Management Group, Inc. (5)	4,918,732	7.0%	—	—%	3.3%
Manulife Financial Corporation (6)	3,580,731	5.1%	—	—%	2.4%
Directors and Named Executive Officers:
Daniel Hedigan	268,661	*	—	—%	*
Michael Alvarado (7)	637,527	*	—	—%	*
Greg McWilliams (8)	559,809	*	—	—%	*
Kim Tobler(9)	49,898	*	—	—%	*
Kathleen Brown	135,704	*	—	—%	*
William Browning	117,905	*	—	—%	*
Jonathan Foster	135,679	*	—	—%	*
Emile Haddad (10)	1,254,046	1.8%	3,137,134	4.0%	2.9%
Gary Hunt	84,138	*	—	—%	*
Sam Levinson (11)	6,272,835	9.0%	18,965,322	23.9%	16.9%
Stuart A. Miller (12)	108,491	*	—	—%	*
Michael Rossi	135,704	*	—	—%	*
Michael Winer	172,883	*	—	—%	*
All current directors and executive officers as a group (13 persons)	9,933,280	14.2%	22,102,456	27.9%	21.5%
*    Represents beneficial ownership of less than 1%.

(1)    Each holder of Class B common shares also owns a number of outstanding Class A units of the Operating Company or Class A units of The Shipyard Communities, LLC (the “San Francisco Venture”) that, in the aggregate, are equal to the number of Class B common shares owned. Class A units of the San Francisco Venture are exchangeable for Class A units of the Operating Company on a one-for-one basis. After a 12 month holding period, holders of Class A units of the Operating Company may exchange their units for, at our option, either our Class A common shares on a one-for-one basis or an equivalent amount in cash based on the then prevailing market price of our Class A common shares. When we acquire Class A units of the Operating Company, whether for Class A common shares or for cash, an equivalent number of that holder’s Class B common shares will automatically convert into our Class A common shares, with each Class B common share convertible into 0.0003 Class A common shares.
(2)    Represents the number of Class A common shares and Class B common shares owned by wholly owned subsidiaries of Lennar. Although Stuart Miller is the Executive Chairman and Co-CEO of Lennar and has the power to cast approximately 40% of the votes that can be cast by all of Lennar’s stockholders, Lennar has concluded that he is not a beneficial owner of the securities owned by subsidiaries of Lennar. This information has been furnished by or on behalf of the indicated shareholder. The address for Lennar is 5505 Waterford District Drive, Miami, FL 33126.
(3)    Based on the shareholder’s Schedule 13D filed on October 23, 2024 jointly by Sam Levinson, Simon Glick, GF GW II, LLC, (“GF GW”), and GFFP Holdings, LLC (“GFFP”). The Class A common shares and Class B common shares are owned by GFFP. GF GW is the managing member of GFFP, and Mr. Glick and one of our directors, Mr. Levinson, are managing members of GF GW. By virtue of these relationships, each of Mr. Glick, Mr. Levinson and GF GW may be deemed to beneficially own the shares held by GFFP. The address for all of the foregoing persons is 80 Park Plaza, Suite 21A, Newark, NJ 07102.
(4)    Based on the shareholder’s Schedule 13D filed on September 27, 2024 jointly by Robert E. Robotti, Robotti & Company, Incorporated, Robotti & Company Advisors, LLC, Suzanne Robotti, Ravenswood Management Company, LLC, The Ravenswood Investment Company L.P., and Ravenswood Investments III, L.P. The address of Robotti & Company, Incorporated is 125 Park Avenue, Suite 1607, New York, NY 10017.
(5)    Based on the shareholder’s Schedule 13G/A filed on February 2, 2024. Represents the number of Class A common shares owned by Private Management Group, Inc. The address of the shareholder is 15635 Alton Parkway, Suite 400, Irvine, CA 92618.
(6)    Based on the shareholder’s Schedule 13G/A filed on February 14, 2025. Represents the number of Class A common shares owned by Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiaries, Manulife Investment Management (US) LLC (“MIM (US)”). The address of MFC is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5 and the address of MIM (US) is 197 Clarendon Street, Boston, Massachusetts 02116.
(7)    Includes 55,070 Class A common shares owned by Mr. Alvarado’s family trust, of which Mr. Alvarado and his wife serve as co-trustees.
(8)    Includes 226,232 Class A common shares owned by Mr. McWilliams’ family trust, of which Mr. McWilliams and his wife serve as co-trustees.
(9)    Includes 28,971 Class A common shares owned by Mr. Tobler’s family trust, of which Mr. Tobler and his wife serve as co-trustees.
(10)    Includes 3,137,134 Class B common shares owned by Doni, Inc. Doni, Inc. is owned and controlled by Mr. Haddad’s family trusts, of which Mr. Haddad and his wife serve as co-trustees.
(11)    Includes 6,224,931 Class A common shares owned by GFFP that are deemed to be beneficially owned by Mr. Levinson. See footnote 3 above for more details.
(12)    Although Stuart Miller is the Executive Chairman and Co-CEO of Lennar and has the power to cast approximately 40% of the votes that can be cast by all of Lennar’s stockholders, Lennar has concluded that he is not a beneficial owner of the securities owned by subsidiaries of Lennar. Mr. Miller disclaims beneficial ownership of the shares held by Lennar.

EXECUTIVE COMPENSATION
PROPOSAL 2
Approval on a non-binding, advisory basis of the compensation paid to the Company’s named executive officers

The Board recognizes the interests our investors have in the compensation of our named executive officers, or NEOs, identified in the “Compensation Discussion and Analysis” section of this proxy statement. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

The Compensation Committee periodically reviews the compensation programs for our NEOs to ensure they align our executive compensation programs with our shareholders’ interests and current market practices. As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are pay-for-performance based, and are designed to align our executives’ interests with our shareholders’ interests. We believe that our compensation programs, with their balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over a period of years) reward sustained performance that is aligned with long-term shareholder interests.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

REQUIRED VOTE
Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast on Proposal 2 at the Annual Meeting or by proxy. Votes cast do not include abstentions or broker non-votes, and therefore, abstentions and broker non-votes will not affect the outcome of the vote, although they will be considered present for the purpose of determining the presence of quorum. As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the Compensation Committee will review and consider when considering our executive compensation program.

The Board recommends a vote “FOR” the approval of the advisory vote on our executive compensation as discussed in this proxy statement.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation paid to our named executive officers identified below, or NEOs, provides information about the goals and key elements of our executive compensation program, and discusses the objectives behind the compensation decisions for our NEOs made by the Compensation Committee of the Board. This section focuses on the 2024 compensation program applicable to our NEOs who are listed below and appear in the Summary Compensation Table of this proxy statement:

Daniel Hedigan
President and Chief Executive Officer
Michael Alvarado
Chief Operating Officer, Chief Legal Officer, Vice President and Secretary
Greg McWilliams
Chief Policy Officer and Vice President
Kim Tobler
Chief Financial Officer, Treasurer and Vice President
EXECUTIVE SUMMARY

COMPENSATION OBJECTIVES AND PHILOSOPHY

Our executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, each of whom is critical to our long-term success. Our executive compensation program is based upon the following objectives and philosophies:

Provide appropriate rewards for successful performance by aligning payment and performance.	Attract and retain effective leadership who may have attractive opportunities at other companies, given our highly competitive industry.	Align executive compensation goals with the interests of the Company’s shareholders.
Our Compensation Committee, which is comprised solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation paid to our executive officers, including the type and amounts of total compensation paid or awarded to our NEOs. The Compensation Committee reaches decisions on executive compensation using input from a variety of sources, including an independent compensation consultant. A significant portion of our executives’ compensation is performance-based, which we believe ensures that a substantial portion of the compensation of our NEOs is directly aligned with our shareholders’ interests and the core principles outlined above.

2024 EXECUTIVE COMPENSATION DECISIONS AND ACTIONS

Our executive compensation program is designed to retain and motivate our executive officers, each of whom is critical to the Company’s continued success and growth. Our 2024 executive compensation awards reflect our commitment to aligning pay with performance. The primary elements of our executive compensation program are base salary, performance-based annual incentive compensation, and long-term equity incentive compensation, each of which is described in further detail below. These elements were selected by the Compensation Committee because each element is important in meeting one or more of our executive compensation principles.

COMPENSATION BEST PRACTICES

The Compensation Committee and management periodically review the compensation and benefit programs for executives and other employees to align them with the core principles discussed above. Additionally, we evaluate executive compensation and Company performance against peer companies in our industry in evaluating the appropriateness of our compensation. We have implemented a number of measures in an effort to align the interests of the Company’s executives with those of our shareholders, while also driving performance and achievement of long-term goals. Some highlights of our executive compensation program include the following best practices and features:

What We Do	What We Don’t Do
•Pay for performance
•Limit the maximum payout opportunity under our annual incentive program
•Link annual incentive compensation to the achievement of pre-established corporate and individual performance goals
•Provide long-term compensation in the form of performance-based and time-based equity grants
•Balance short-term and long-term incentives
•Align elements of executive compensation with shareholder returns through long-term incentives
•Use an appropriate peer group when establishing compensation
•Conduct an annual compensation risk assessment of our compensation policies and practices
•Use an independent compensation consultant
•Maintain a compensation clawback policy

•Provide tax gross-ups for executive officer compensation
•Provide extensive perquisites to our executive officers
•Provide our executive officers with agreements, automatic salary increases, or guaranteed equity grants
•Allow hedging or pledging by officers or directors
•Provide pension arrangements or non-qualified deferred compensation arrangements

PROCESS OF SETTING EXECUTIVE COMPENSATION

Participants in the Compensation Process
Our executive compensation program is administered and overseen by our independent Compensation Committee with assistance from our executives and an independent compensation consultant retained by the committee. Generally, the amount and composition of compensation paid to our executives is determined by analyzing, among other things, compensation data and pay practices from our peer group, as well as our own performance and financial and strategic goals.

Role of the Compensation Committee
The Compensation Committee approves the compensation of each of our executive officers. Additionally, the Compensation Committee approves the grant of the long-term equity incentive awards and the funding of annual cash-based incentive awards. The Compensation Committee has authority to grant equity awards to executive officers.

The Compensation Committee regularly reviews the Company’s executive compensation and benefits policies, programs, and practices and monitors applicable new rules and evolving best practices concerning executive compensation. Compensation Committee meetings are regularly attended by committee members and are generally attended by our Chief Executive Officer, although our Chief Executive Officer is not present during deliberations or decisions regarding his compensation. Meetings may be attended by other executives and advisors as appropriate. The Compensation Committee also meets in executive sessions without members of management present. The Chairman of the Compensation Committee reports to the Board on the Compensation Committee’s decisions concerning, among other things, compensation of the executive officers.

The Compensation Committee also reviews and discusses with management this Compensation Discussion and Analysis section of the proxy statement and reaches a determination whether to recommend to the Board that this Compensation Discussion and Analysis section of the proxy statement be included in the Company’s annual proxy statement or annual report on Form 10-K, as required by the SEC.

Summary of the Annual Compensation Decision-Making Process

Background
Our Board established the Compensation Committee to carry out the Board’s responsibilities to administer our compensation programs. The Compensation Committee has decision-making authority for the compensation of our NEOs and has independent authority to engage outside consultants and obtain input from external advisers, as well as our management team or other employees, in determining executive compensation. The Compensation Committee may retain any independent counsel, experts or advisors that it believes to be desirable and appropriate. Our Compensation Committee is committed to staying apprised of current issues and emerging trends and to ensuring that our executive compensation program remains aligned with best practices. To this end, our Compensation Committee has engaged the services of Ferguson Partners Consulting (“Ferguson”) to assist it in evaluating executive compensation matters. The Compensation Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Compensation Committee undertakes an independence assessment prior to retaining or otherwise selecting any counsel, compensation consultant, expert or other advisor that will provide advice to the committee. In conducting this independence assessment, the Compensation Committee considers factors that may be required to be considered under applicable NYSE rules from time to time, as well as best practices in this area. On at least an annual basis, the Compensation Committee evaluates whether any work performed by any compensation consultant raised any conflict of interest. After review and consultation with Ferguson, our Compensation Committee determined that Ferguson is independent and there are no conflicts of interest resulting from retaining Ferguson currently or during the year ended December 31, 2024.

During 2024, Ferguson provided services to our Compensation Committee and such services were related primarily to executive or non-employee director compensation. While conducting assignments, Ferguson interacts with our management when appropriate. Ferguson reports directly to our Compensation Committee with respect to executive and non-employee director compensation matters, and the Compensation Committee may replace any consultant or hire additional consultants at any time. Ferguson provided our Compensation Committee with compensation data related to executives at public real estate companies and homebuilders and advised the Compensation Committee regarding evolving compensation best practices and trends. Specifically, Ferguson provided information relating to analysis of peer group companies to determine competitiveness of pay levels, compensation plan design, incentive pool availability, specific equity grant matters, market trends, risk assessment and management, and technical considerations concerning our executive officers and non-employee directors. During 2024, at the request of the Compensation Committee, representatives of Ferguson attended certain Compensation Committee meetings.
Compensation Decision-Making Process
Each year, the Chief Executive Officer meets with the Compensation Committee to review the Company’s performance for the year and to discuss the achievement of qualitative and quantitative performance objectives related to compensation of the executive officers. These discussions include the Chief Executive Officer’s assessment of each executive’s impact on overall Company performance, each executive’s achievements during the year, and the overall performance of the Company for the year. The Chairman of the Compensation Committee then leads an executive session during which the committee members evaluate the Company’s and the Chief Executive Officer’s performance and determine the annual incentive payout amounts for the most recently completed fiscal year.

At the beginning of the year, the Chief Executive Officer, using information compiled and supplied by the independent compensation consultant, including peer group compensation information, presents compensation recommendations for the executive officers (other than himself) to the Compensation Committee for review and discussion. The Compensation Committee then assesses the Chief Executive Officer’s and each executive officer’s performance, using the information provided, including the benchmarking and other information provided by the independent compensation consultant, to determine the Chief Executive Officer’s and each other executive officer’s total target compensation package for the ensuing year, including base salary, annual incentive target, long-term incentive award targets and equity awards. The Compensation Committee discusses its decisions regarding the compensation of the executive officers with the Board.

Peer Group and Competitive Positioning
The Compensation Committee, with input and recommendations from the Company’s independent compensation consultant, establishes the Company’s peer group on an annual basis. The Compensation Committee uses the peer group for purposes of setting executive compensation and general comparison purposes. The Compensation Committee recognizes that the Company does not have a publicly traded direct business competitor, so the peer group comprises companies selected on various criteria including criteria recommended by the independent compensation consultant, including size, industry, assets, and total capitalization. Ferguson evaluates the continued appropriateness of each company in the peer group on an annual basis and recommends to the Compensation Committee additions and/or deletions from the prior year’s peer group as may be warranted. The peer group used for setting 2024 compensation consisted of the following real estate companies and homebuilders:

Peers	Headquarters
Alexander & Baldwin, Inc.	Honolulu, HI
American Assets Trust, Inc.	San Diego, CA
Beazer Homes USA, Inc.	Atlanta, GA
Century Communities, Inc.	Greenwood Village, CO
Forestar Group Inc.	Arlington, TX
Hovnanian Enterprises, Inc.	Matawan, NJ
JBG SMITH Properties	Bethesda, MD
KB Home	Los Angeles, CA
Kennedy-Wilson Holdings, Inc.	Beverly Hills, CA
Kilroy Realty Corporation	Los Angeles, CA
LGI Homes, Inc.	The Woodlands, TX
M/I Homes, Inc.	Columbus, OH
Meritage Homes Corporation	Scottsdale, AZ
Taylor Morrison Home Corporation	Scottsdale, AZ
Tejon Ranch Co.	Lebec, CA
Terreno Realty Corporation	Bellevue, WA
The Howard Hughes Corporation	Dallas, TX
The St. Joe Company	Panama City Beach, FL
Tri Pointe Homes, Inc.	Incline Village, NV

In order to assist the Compensation Committee in its determination of executive compensation, the Company’s independent compensation consultant prepares an independent analysis of key size and performance indicators such as market capitalization and total shareholder return compared to the companies in our peer group. This analysis is provided to the Compensation Committee so that it has sufficient information on the competitiveness of pay in the context of our performance compared with that of our peers.

Ferguson also evaluates the compensation paid to our NEOs and to our non-employee directors compared to comparable positions within our peer group and delivers this analysis to the Compensation Committee. This analysis compares base salary, total annual cash compensation, long-term equity incentive awards and total compensation to compensation components of companies in our peer group and provides general guidance for future compensation levels. While the Compensation Committee uses this analysis to help frame its decisions on compensation, it uses its collective judgment in determining executive compensation.

The Compensation Committee does not target a specific market position relative to our peer group for the compensation elements of executive officers but seeks to pay competitively and takes into consideration the relative positioning compared to our peer group in making compensation decisions. The Compensation Committee exercises discretion in making compensation decisions based on the following inputs: its understanding of market conditions, its understanding of competitive pay analysis, recommendations from the Chief Executive Officer regarding the executive officers, the need to retain executive talent, the Compensation Committee’s overall evaluation of each executive’s performance, and our overall compensation strategy, among other factors.

Pay Mix
The majority of our executive officer pay is typically performance-based, with the largest elements of 2024 compensation based on annual incentive plan performance objectives and three-year performance-based equity incentives. The following snapshot details the 2024 CEO pay mix, average NEO (excluding the CEO) pay mix, and average pay mix for all NEOs together.

14%
Time-Based Equity Award
16%
Base Salary
33%
Performance-Based
Equity Award (Target)
Avg.
All NEOs
37%
Target Annual Cash
Incentive
84%
Performance-Based and/or at
Risk

2024 Compensation Program Highlights
Our 2024 compensation program for our NEOs remained largely consistent with the 2023 compensation program. Highlights of the 2024 program include the following elements:
•Base salaries were increased for each of our NEOs;
•Equity awards to all NEOs were comprised of a mix of performance-based (70%) and time-based (30%) awards;
•Performance-based equity awards were split between share price target awards (~60%) and strategic milestone (~40%) awards;
•Time-based awards will vest over three years and there will be a three-year measurement period for performance-based awards;
•The strategic milestone performance-based awards will vest following achievement of each milestone, as determined by the Compensation Committee, within a three-year measurement period;
•The share price target performance-based awards will vest after a three-year performance period based on achievement of specified share price hurdles.
•Annual incentive compensation for NEOs was based on achievement of a combination of objective corporate financial and operational metrics (70%) and subjective individual and business unit-specific goals (30%); and
•All incentive compensation and equity awards were linearly interpolated between achievement levels but were subject to caps on maximum vesting and payout.

Results of 2024 Say on Pay Vote
At the Company’s 2024 Annual Meeting of shareholders, an advisory vote was held to approve executive compensation, thereby affording shareholders the opportunity to cast a vote on the compensation programs for our NEOs. Approximately 99% of the votes cast at our 2024 Annual Meeting were voted in favor of our executive compensation. The Compensation Committee believes that the results of this vote affirm shareholder support for the Company’s approach to executive compensation, and the Compensation Committee did not change its general approach to executive compensation after receiving these voting results. The Compensation Committee will continue to consider the outcome of advisory shareholder votes regarding executive compensation when making future compensation decisions for our NEOs.

Equity Award Grant Practices
The Company did not grant awards of stock options, stock appreciation rights or similar option-like instruments during 2024. Furthermore, the Company does not schedule its equity grants in anticipation of the release of material, non-public information (“MNPI”), nor does the Company time the release of MNPI based on equity grant dates or for the purpose of affecting the value of executive compensation.

2024 EXECUTIVE COMPENSATION

PRIMARY ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed to retain and motivate our executive officers, each of whom is critical to the Company’s continued success and growth. The primary elements of our executive compensation program are base salary, annual cash incentive compensation, and long-term equity incentive compensation. These elements were selected by the Compensation Committee because each element is important in meeting one or more of our executive compensation principles, including the three core principles discussed above.

Our 2024 long-term incentive equity awards program consisted of time-based and performance-based restricted share units for our NEOs. We feel this compensation package is appropriately tied to our Company’s performance while also rewarding both short-term and long-term performance in a manner that encourages retention of our NEOs. With these objectives in mind, we attempt to set realistic but challenging goals in our annual incentive and performance-based long-term incentive programs.

We evaluate the various components of compensation annually and do not set fixed percentages for each element of compensation. The total composition of compensation elements may change over time as the competitive market evolves, or other market conditions that affect us change. We do not have, and do not anticipate establishing, any policies for allocating between long-term and currently paid compensation, or between cash and non-cash compensation. Part of our compensation determination process includes assessing the appropriate allocation between these elements of compensation on a periodic basis and adjusting our position based on market conditions and our business strategy.

Base Salary
Base salary is the fixed portion of the total compensation package for our executive officers, including our NEOs. The base salary for each NEO is determined by the Compensation Committee pursuant to the process discussed above. The base salary paid to our executive officers is generally intended to compensate executives for their qualifications and the value of their performance in a competitive market.

The Compensation Committee does not target a specific market position relative to the peer group for base salary, but it seeks to pay competitively in comparison to the Company’s peer group. In reaching decisions with respect to base salary, the Compensation Committee considers various factors, including peer group data for each NEO’s position, the need to retain the executive, and an assessment of the executive officer’s contributions to the Company’s performance.

The Compensation Committee reviews each executive’s salary and performance every year to determine whether his base salary should be adjusted.

2024 Base Salaries
Based on the Compensation Committee’s review and consideration of the materials provided by Ferguson and the competitive positioning of our executives’ salaries compared to our peer group, the Compensation Committee approved the salary levels set forth below for our NEOs.

Officer	2024 Salary ($)	2023 Salary ($)	Increase (%)
Daniel Hedigan	650,000	600,000	8%
Michael Alvarado	600,000	550,000	9%
Greg McWilliams	530,000	500,000	6%
Kim Tobler	500,000	350,000	43%

Annual Incentive Awards
The annual incentive awards available to our executive officers are intended to reward executives for the achievement of annual goals related to key business drivers, and to communicate to executives the key business goals of the Company from year to year. In general, the Compensation Committee makes annual incentive awards for our executive officers based on company and individual performance. The Compensation Committee retains discretion to adjust individual performance goals and to reward executive officers for individual achievement not reflected in the performance measures.

2024 Annual Incentive Awards
For 2024, the Compensation Committee established annual incentive awards based upon the achievement of corporate performance goals and individual performance goals. For each NEO, the Compensation Committee also determined the relative weighting of corporate versus individual performance goals. For 2024, the relative weighting for each NEO’s annual incentive award was 70% for corporate performance goals and 30% for individual performance goals.
The corporate performance goals were based on the following measures:

Metric	Description
Execution on the Company’s 2024 business plan (“Business Plan”)
•To be determined by the Compensation Committee based on achievement of adjusted cash flow target levels included within the Business Plan.
•Adjusted cash flow is calculated as the net increase (or decrease) in cash, cash equivalents and restricted cash, excluding payments related to principal and interest on our senior notes and revolving credit facility, related party reimbursement obligations, and tax payments and distributions.
•Tracks key metrics to ensure Business Plan objectives are achieved.

Modified SG&A expense
•Maintain control of the Company’s SG&A expenses, including allocations for capitalized labor and management services and excluding share-based compensation expense.
•Critical factor in right-sizing Company operations and enables investors to analyze how effectively management operates the business.

Extension of revolving credit facility	•Dependent upon securing a maturity date extension and the capacity of the revolving credit facility after extension. •Ensures ongoing access to liquidity to preserve flexibility.
Achieving certain legislative and regulatory approvals with respect to our project in San Francisco	•Regulatory approvals are critical to future development of our Candlestick and San Francisco Shipyard communities.
Achieving certain legislative and regulatory approvals with respect to our project in Valencia	•Regulatory approvals are critical to future development of our Valencia community.
Extend Development Management Agreement with the Great Park Venture	•Multi-year extension of key management agreement with no reduction in management fees or incentive compensation.

For 2024, the Compensation Committee established the achievement levels for the corporate performance goals, which generally consisted of threshold, target and maximum levels. The threshold performance levels were designed to be reasonably achievable, yet uncertain under expected market and business conditions at the time of grant. Target performance levels were designed to require significant management effort to achieve, and maximum performance levels were designed to be measurably more difficult to achieve than target performance levels. Performance at the threshold and maximum performance thresholds result in payment at 50% and 150%, respectively, of the target compensation amount. The relative weight of each of the corporate performance goals for the NEOs varied. The chart shows actual performance against the performance goals.

Metric	Achievement Level
Execution on adjusted cash flow targets within the Business Plan	Max
Modified SG&A expense	Max
Extension of maturity date of revolving credit facility	Target
Achieving certain legislative and regulatory approvals with respect to our project in San Francisco	Max
Achieving certain legislative and regulatory approvals with respect to our project in Valencia	Threshold
Extend Development Management Agreement with the Great Park Venture	Max

The two most impactful metrics on 2024 annual incentive compensation were meeting the Business Plan adjusted cash flow achievement levels and controlling modified SG&A expense. Adjusted cash flow, a non-GAAP financial measure, is calculated as the net increase (or decrease) in cash, cash equivalents and restricted cash, excluding payments related to principal and interest on our senior notes and revolving credit facility, related party reimbursement obligations, and tax payments and distributions. The threshold, target and maximum achievement levels for adjusted cash flow were $50.0 million, $83.1 million, and $130.0 million, respectively, and the actual adjusted cash flow was $250.0 million. Modified SG&A expense, a non-GAAP financial measure, is calculated as total SG&A expenses, adjusted to include allocations for capitalized labor and management services and to exclude share-based compensation expense. The threshold, target and maximum achievement levels for modified SG&A expense were $64.1 million, $61.6 million and $59.1 million, respectively, and the actual modified SG&A expense was $58.0 million.

For 2024, the Compensation Committee also established individual performance goals for the executive officers based on recommendations from the Chief Executive Officer. The Compensation Committee evaluates the individual performance for the Chief Executive Officer and the NEOs in making its determination of annual incentive payouts.

Highlights of the individual performance goals achieved for each applicable NEO include:

Daniel Hedigan
•Led efforts to advance and accelerate entitlements at the Company’s communities.
•Developed capital strategy for next phases of development.
•Implemented enhancements to internal marketing efforts to gain efficiencies and better support builder marketing programs.

Michael Alvarado
•Managed execution of commercial land sales.
•Successfully obtained and/or negotiated favorable judgments and settlements of litigation matters.
•Managed corporate legal, risk, and HR expenses to remain under budget.
•Initiated transition of legal responsibilities throughout organization.
•Advanced entitlement efforts at the Company’s communities.

Greg McWilliams	•Led efforts related to environmental and other legislative initiatives. •Garnered support for important local regulatory matters. •Managed relationships with key public partners.
Kim Tobler
•Supported development of capital strategies for the Company’s communities.
•Implemented improved construction budgeting process.
•Managed corporate expenses to remain under budget.
•Created project pro forma process and tracking system.

The relative weight of each of the individual performance goals for the NEOs varied; however, no single individual goal was material to the committee’s decisions. Rather, the Compensation Committee considered each executive’s performance against the overall individual goals and the Chief Executive Officer’s assessment of each executive’s overall performance.

Based on competitive market practices for annual incentives and our compensation strategy, the Compensation Committee set a target award opportunity for each of our executive officers. The target represents the amount of incentive compensation the executive officer would recognize when corporate and individual performance meet expected results, or are on “target.” The table below reflects the payout as a percentage of the target incentive compensation for each executive officer for 2024. Maximum performance is capped at 150% of the target compensation amount, and certain portions of incentive compensation payments are determined by linear interpolation when performance occurs between the payout levels described below. If the executive officer’s performance is below threshold in all applicable corporate and individual performance measures, no annual incentive compensation would be payable.

Officer	Threshold 50%	Target 100%	Max 150%
Daniel Hedigan	$950,000	$1,900,000	$2,850,000
Michael Alvarado	$750,000	$1,500,000	$2,250,000
Greg McWilliams	$537,500	$1,075,000	$1,612,500
Kim Tobler	$500,000	$1,000,000	$1,500,000
2024 Annual Incentive Results
Based on the Compensation Committee’s assessment of the NEOs’ achievement of the corporate and individual performance goals, and using linear interpolation, the following payouts were approved by the Compensation Committee to the NEOs:

Officer	2024 Incentive Target ($)	2024 Incentive Payout (% of Target)	2024 Incentive Payout ($)
Daniel Hedigan	$1,900,000	135%	$2,565,000
Michael Alvarado	$1,500,000	135%	$2,025,000
Greg McWilliams	$1,075,000	115%	$1,236,250
Kim Tobler	$1,000,000	140%	$1,400,000

Long-Term Incentive and Equity Awards
The Compensation Committee designed the Company’s long-term incentive program and grant of equity awards to align the interests of our executive officers with the interests of our shareholders and to reward the executive officers for the achievement of long-term goals. Our long-term incentive and equity award program is critical to the attraction and retention of key executive talent and therefore represents a significant portion of the executive officers’ total direct compensation. The Five Point Holdings, LLC 2023 Incentive Award Plan (the “Incentive Award Plan”) serves as the governing document for long-term incentive and equity awards for our executive officers.

The Compensation Committee does not target a specific market position relative to the peer group for long-term and equity incentive awards but seeks to pay competitively and in line with the Company’s peer group. The Compensation Committee considers the relative positioning of the Company compared to the peer group in establishing the range of possible payouts under the Incentive Award Plan. In making its determination on what type of awards to grant, the Compensation Committee considers the following:
•Peer group compensation, including the components of compensation and the total direct compensation paid to executives of peer group companies;
•General trends in long-term incentive and equity grants; and
•The effect of having the NEOs receive a significant portion of their total direct compensation in equity awards to motivate and provide an incentive for these officers and to align their interests with those of our shareholders.

2024 Long-Term Incentive and Equity Awards Program Design
The 2024 long-term incentive and equity program comprised a combination of time-based and performance-based restricted share units. The performance-based restricted share units (“PSUs”) were comprised of both strategic milestone-based and share price-based awards. The allocation between each type of equity award was determined by the Compensation Committee based on input from Ferguson and our Chief Executive Officer (other than with respect to his own award).
Based on competitive market practices for long-term incentive and equity awards, and our compensation strategy, the Compensation Committee approved equity awards for each executive officer for the fiscal year 2024 based on the values set forth in the tables below. The number of shares awarded was determined based on the closing price of the Company’s Class A common shares on the grant date. Information regarding the equity awards made to the NEOs is set forth in the Grants of Plan-Based Awards in 2024 table of this proxy statement.

Officer	2024 Time-Based Restricted Share Units ($)	2024 Performance-Based Restricted Share Units Target Grant ($)	Total Target Grant ($)
Daniel Hedigan	$660,000	$1,540,000	$2,200,000
Michael Alvarado	$600,000	$1,400,000	$2,000,000
Greg McWilliams	$450,000	$1,050,000	$1,500,000
Kim Tobler	$330,000	$770,000	$1,100,000

Time-Based Restricted Share Units
The Compensation Committee chose to award time-based restricted share units (“RSUs”) to our NEOs because they provide meaningful retentive value and are cost efficient. The RSUs vest ratably over three years on the first, second and third anniversary of the grant date, so long as each NEO remains employed by the Company.

Performance-Based Restricted Share Units
The Compensation Committee chose to grant PSUs to each NEO in order to motivate executives to achieve long-term strategic goals and to create long-term shareholder value as measured by increases in our share price. The extent to which PSU awards will vest is contingent upon the satisfaction of performance objectives established when granted. Performance goals for the PSU awards are established by the Compensation Committee.

The PSUs granted during 2024 were comprised of both strategic milestone-based awards and share price-based awards. The share price-based PSUs vest after a three-year performance period, if at all, and are payable in our Class A common shares based on the number of PSUs that actually vest. The strategic milestone-based PSUs will vest following achievement of each applicable milestone within a three-year performance period, if at all, as determined by the Compensation Committee, and are payable in our Class A common shares based on the number of PSUs that actually vest.

For the share price-based PSUs, the performance goals are predicated solely on price targets for our Class A Common Shares. The threshold share price level is $4.10 per share and the target share price level is $7.10 per share. Threshold level achievement will result in vesting of 33% of the PSUs and target level achievement (and above) will result in vesting of 100% of the PSUs. There is no achievement level beyond target. Linear interpolation will apply to achievement between the threshold and target levels. Actual performance will be measured based on the average closing price of our Class A Common Shares using the highest consecutive 20 trading day period from December 1, 2026 to February 28, 2027.

For the strategic milestone-based PSUs, the performance goals are predicated on the achievement of certain strategic milestones prior to March 8, 2027, including (i) securing strategic financial partners for the Company’s communities, (ii) successfully addressing our senior notes that are due 2028, including (but not limited to) complete or partial debt paydown, complete or partial debt refinance, and/or modification or extension of some or all of the senior notes, and (iii) obtaining certain legislative and regulatory approvals with respect to our projects. The threshold achievement level will be reached if one of the three strategic milestones is achieved and will result in vesting of 33% of the PSUs. The midpoint achievement level will be reached if two of the three strategic milestones are achieved and will result in vesting of 67% of the PSUs. The target achievement level will be reached if all three strategic milestones are achieved and will result in vesting of 100% of the PSUs. There is no achievement level beyond target.

Risk Assessment
The Compensation Committee discusses and analyzes risks associated with the Company’s compensation policies and practices for executive officers and employees generally. The Compensation Committee believes that the Company’s compensation program and policies do not create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

Several features of the Company’s compensation program and policies are designed to reduce the likelihood of excessive risk-taking by employees, including:

•The three executive compensation principles and compensation program elements are designed to align compensation goals with the interests of our shareholders;
•Compensation typically consists of a mix of fixed and performance-based compensation, with the performance-based compensation structured to reward both short- and long-term corporate performance;
•The payout amounts under the short-term and long-term incentives are capped;

•A significant portion of our NEOs’ total compensation is in the form of equity-based incentive awards that vest over multiple years; and
•The Compensation Committee exercises discretion in making compensation decisions and may reduce compensation payable to our executives.

OTHER ELEMENTS OF COMPENSATION
In addition to the primary elements of total direct compensation described above, the NEOs are eligible to participate in employee benefits and group insurance programs generally available to employees, as well as additional programs and benefits described below. Further detail regarding the compensation related to these programs and benefits is provided in the Summary Compensation Table included in this proxy statement.

401(k) Plan
The Company maintains a 401(k) plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) for all eligible employees. The 401(k) plan allows all eligible employees to contribute up to 100% of their base salary and bonus, up to limits imposed by the Code. The Company adds a cash match to its 401(k) plan for all participants, including those executive officers who participate in the 401(k) plan. The Company matches 50% of the first 6% of compensation deferred as contributions. Employer contributions, if any, vest over a period of five years.

Dividends
Our NEOs are eligible to receive dividends on unvested restricted share awards and to accumulate dividend equivalents that are paid in cash upon vesting of RSUs and PSUs. No dividends were paid by the Company in 2024.

ADDITIONAL COMPENSATION PLAN FEATURES AND POLICIES

Post Employment Compensation
Severance and change of control benefits are provided to Messrs. Hedigan, Alvarado, McWilliams and Tobler pursuant to the terms of our Senior Management Severance and Change in Control Plan. These benefits are discussed at greater length in the section “Potential Payments Upon a Change in Control and/or Termination” of this proxy statement.

Policy on Hedging of Company Shares
The Company recognizes that hedging against losses in Company shares is not appropriate or acceptable trading activity for the Company’s directors and executive officers. The Company’s corporate governance guidelines prohibit our directors and executive officers from engaging in various hedging activities. The guidelines prohibit any form of hedging or monetization transaction (such as zero-cost collars or forward sale contracts) involving Company common shares.

Clawback Policy
Our Board adopted a Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) that may be triggered in the event of a restatement of financial results, consistent with the requirements under the Dodd-Frank Act, Section 10D of the Exchange Act, and any applicable rules or standards adopted by the SEC and the NYSE. The Clawback Policy allows us to recover incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. Erroneously received compensation includes incentive-based compensation that exceeds the compensation that would have been received by the applicable executive officer if the applicable financing reporting measure had been calculated correctly. Erroneous payments must be recovered even in the absence of any misconduct or failure of oversight on the part of an individual executive officer. We are not obligated to seek recovery of erroneous amounts if our Compensation Committee has determined that the recovery would be impracticable, including if: (i) the expense paid to a third party to assist in such recovery would exceed the recoverable amounts, provided that we have made a reasonable attempt to recover such amounts and provided documentation of such attempts to the NYSE; (ii) such recovery would violate our home country laws and we provide an opinion of counsel to that effect to the NYSE; or (iii) such recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to our employees, to fail to meet the requirements of the Internal Revenue Code.

TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Executive Compensation
The Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees.” While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee, however, retains the discretion to approve compensation that may not qualify for the compensation deduction if, considering all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

Accounting for Share-Based Compensation
Under ASC Topic 718, we are required to estimate the grant date “fair value” for each grant of equity award using various assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC Topic 718 also requires us to recognize the compensation cost of share-based awards in our income statements over the period that an employee is required to render service in exchange for the award.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on 10-K for the year ended December 31, 2024, and in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors

Michael Winer, Chair
Michael Rossi
Sam Levinson

EXECUTIVE COMPENSATION TABLES
The table below sets forth the annual compensation earned by each of our NEOs for the fiscal years ended December 31, 2024, 2023 and 2022.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
Daniel Hedigan,	2024	$642,385	$—	$1,097,085	$2,565,000	$10,736	$4,315,206
President and Chief Executive Officer	2023	600,000	—	1,098,026	2,250,000	7,516	3,955,542
	2022	526,154	—	800,000	1,600,000	6,329	2,932,483
Michael Alvarado,	2024	590,385	—	997,352	2,025,000	23,943	3,636,680
Chief Operating Officer and Chief Legal Officer	2023	550,000	—	998,205	1,680,000	24,634	3,252,839
	2022	550,000	—	604,166	1,700,000	25,951	2,880,117
Greg McWilliams,	2024	524,231	—	748,013	1,236,250	10,636	2,519,130
Chief Policy Officer	2023	500,000	—	748,653	1,075,000	11,747	2,335,400
	2022	500,000	—	517,856	1,025,000	11,640	2,054,496
Kim Tobler,	2024	500,000	—	548,543	1,400,000	10,890	2,459,433
Chief Financial Officer and Treasurer	2023	292,308	500,000	—	—	7,557	799,865

(1)    Represents discretionary bonuses paid to our NEOs in the applicable year. Mr. Tobler was appointed CFO in September 2023, and his annual bonus for 2023 was determined at the discretion of the Compensation Committee.
(2)    The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC Topic 718”). The valuation assumptions are further described in Note 16, “Share-Based Compensation,” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2024.
Equity award amounts for 2024 were comprised of RSUs and PSUs granted in March 2024. Equity award amounts for 2023 were comprised of RSUs and PSUs granted in March 2023 and June 2023. The PSUs were comprised of both share-price based awards and strategic milestone-based awards. The grant-date fair value of the share price-based PSUs was estimated using a Monte Carlo valuation model. The model incorporates assumptions related to the expected volatility of our share price and risk free interest rates. The grant-date fair value of the strategic milestone-based awards was calculated using the fair market value of our Class A Common Stock on the date of grant as adjusted by the estimated probable outcome of the applicable performance conditions, which were determined to be not probable at the time of grant and therefore no value was assigned to the awards. The grant date fair value for the 2024 share price-based awards, the performance objectives for which are market conditions, as determined under the Monte Carlo valuation model is as follows: Mr. Hedigan: $437,085; Mr. Alvarado: $397,352; Mr. McWilliams: $298,013; and Mr. Tobler: $218,543. The value of the 2024 strategic milestone-based awards at the grant date assuming achievement at the highest level of performance conditions are as follows: Mr. Hedigan: $660,000; Mr. Alvarado: $600,000; Mr. McWilliams: $450,000; and Mr. Tobler: $330,000. The grant date fair value for the 2023 share price-based awards, the performance objectives for which are market conditions, as determined under the Monte Carlo valuation model is as follows: Mr. Hedigan: $438,026; Mr. Alvarado: $398,206; and Mr. McWilliams: $298,654. The value of the 2023 strategic milestone-based awards at the grant date assuming achievement at the highest level of performance conditions are as follows: Mr. Hedigan: $707,354; Mr. Alvarado: $643,049; and Mr. McWilliams: $482,288.
Equity award amounts for 2022 were comprised of restricted shares granted in February 2022 and PSUs granted in 2022. The grant-date fair value of the PSUs granted in 2022 was estimated using a Monte Carlo valuation model. Expected volatility was 54.54% and was calculated based on the historical volatility of the Company’s common stock using daily share price returns over a three-year lookback period from the date of grant. The risk-free interest rate was 3.72% and was based on U.S. Treasury yield curve rates with maturities consistent with the three-year vesting period.
(3)    For 2024, includes $10,350 in 401(k) matching contributions for each NEO, life insurance premiums, and an auto allowance to the extent such allowance exceeded $10,000.

The following table sets forth summary information regarding grants of plan-based awards made to our NEOs during the year ended December 31, 2024.
Grants of Plan-Based Awards for 2024

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(4)	Maximum (#)
Daniel Hedigan
PSU (Share Price) (5)	3/8/2024	$—	$—	$—	97,130	291,390	—	—	$437,085
PSU (Strategic Milestone) (6)	3/8/2024	—	—	—	72,847	218,543	—	—	—
RSU	3/8/2024	—	—	—	—	—	—	218,543	660,000
Annual Incentive Plan	2/29/2024	950,000	1,900,000	2,850,000	—	—	—	—	—
Mike Alvarado
PSU (Share Price) (5)	3/8/2024	—	—	—	88,300	264,901	—	—	397,352
PSU (Strategic Milestone) (6)	3/8/2024	—	—	—	66,225	198,675	—	—	—
RSU	3/8/2024	—	—	—	—	—	—	198,675	600,000
Annual Incentive Plan	2/29/2024	750,000	1,500,000	2,250,000	—	—	—	—	—
Greg McWilliams
PSU (Share Price)(5)	3/8/2024	—	—	—	66,225	198,675	—	—	298,013
PSU (Strategic Milestone) (6)	3/8/2024	—	—	—	49,669	149,007	—	—	—
RSU	3/8/2024	—	—	—	—	—	—	149,006	450,000
Annual Incentive Plan	2/29/2024	537,500	1,075,000	1,612,500	—	—	—	—	—
Kim Tobler
PSU (Share Price)(5)	3/8/2024	—	—	—	48,565	145,695	—	—	218,543
PSU (Strategic Milestone) (6)	3/8/2024	—	—	—	36,423	109,271	—	—	—
RSU	3/8/2024	—	—	—	—	—	—	109,271	330,000
Annual Incentive Plan	2/29/2024	500,000	1,000,000	1,500,000	—	—	—	—	—

(1)    The amounts shown in these columns reflect the threshold, target and maximum payment levels for annual cash incentive payments for 2024. The actual payments received by each of the named executive officers for performance in 2024 are reflected in the Summary Compensation Table.
(2)    Represents RSUs that vest over three years on the first, second and third anniversary of the grant date, so long as the NEO remains employed by the Company.
(3)    Represents the grant date fair value of the awards granted in 2024. In accordance with SEC rules, this column reflects the aggregate fair value of the awards computed as of the applicable grant date in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. This amount does not reflect the actual economic value that will be realized by the NEOs upon the vesting or exercise of the awards or the sale of the common stock underlying such awards. For additional information about the determination of the grant date fair value of the awards granted to the NEOs, see footnote 2 to the Summary Compensation Table.
(4)    The target level for the PSU (Share Price) and PSU (Strategic Milestone) awards granted in 2024 represents the maximum amount that may be obtained.
(5)    Represents PSUs that vest, if at all, after three years, subject to the achievement of share price-based performance conditions. The threshold share price level is $4.10 per share and the target share price level is $7.10 per share. Threshold level achievement will result in vesting of 33% of the PSUs and target level achievement (and above) will result in vesting of 100% of the PSUs. There is no achievement level beyond target. Linear interpolation will apply to achievement between the threshold and target levels. Actual performance will be measured based on the average closing price of our Class A Common Shares using the highest consecutive 20 trading day period from December 1, 2026 to February 28, 2027. The PSUs are payable in our Class A common shares based on the number of PSUs that actually vest.
(6)    Reflects PSUs that will vest following the achievement of certain strategic milestone performance goals prior to March 8, 2027, including (i) securing strategic financial partners for the Company’s communities, (ii) successfully addressing our senior notes that are due 2028, including (but not limited to) complete or partial debt paydown, complete or partial debt refinance, and/or modification or extension of some or all of the senior notes, and (iii) obtaining certain legislative and regulatory approvals with respect to our projects. The threshold achievement level will be reached if one of the three strategic milestones is achieved and will result in vesting of 33% of the PSUs. The midpoint achievement level will be reached if two of the three strategic milestones are achieved and will result in vesting of 67% of the PSUs. The target achievement level will be reached if all three strategic milestones are achieved and will result in vesting of 100% of the PSUs. There is no achievement level beyond target. The PSUs are payable in our Class A common shares based on the number of PSUs that actually vest.

Outstanding Equity Awards at 2024 Fiscal Year End
The following table sets forth equity awards held by the NEOs as of December 31, 2024.

	Stock Awards
Name	Number of Shares or Units that Have Not Vested	Market Value of Shares or Units that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1)
Daniel Hedigan	218,543(2)	$826,093	—	$—
	197,310(3)	745,832	—	—
	—	—	394,618(10)	1,491,656
	—	—	295,964(11)	1,118,744
	—	—	291,390(12)	1,101,454
	—	—	218,543(13)	826,093
Michael Alvarado	198,675(4)	750,992	—	—
	179,372(5)	678,026	—	—
	—	—	520,833(9)	1,968,749
	—	—	358,744(10)	1,356,052
	—	—	269,058(11)	1,017,039
	—	—	264,901(12)	1,001,326
	—	—	198,675(13)	750,992
Greg McWilliams	149,006(6)	563,243	—	—
	134,529(7)	508,520	—	—
	—	—	446,428(9)	1,687,498
	—	—	269,058(10)	1,017,039
	—	—	201,794(11)	762,781
	—	—	198,675(12)	750,992
	—	—	149,007(13)	563,246
Kim Tobler	109,271(8)	413,044	—	—
	—	—	145,695(12)	550,727
	—	—	109,271(13)	413,044
(1) Based on the $3.78 per share closing price of our Class A common shares on December 31, 2024, the last trading day of 2024.
(2) Reflects time-based vesting RSUs that vest as follows: 72,847 shares vested on March 8, 2025 and the remaining shares will vest in equal installments on each of March 8, 2026 and March 8, 2027, subject to the NEO’s continuous service to the Company as of each such date.
(3) Reflects time-based vesting RSUs that vest as follows: 98,654 shares vested on March 9, 2025 and 98,656 shares will vest on March 9, 2026, subject to the NEO’s continuous service to the Company as of such date.
(4) Reflects time-based vesting RSUs that vest as follows: 66,225 shares vested on March 8, 2025 and the remaining shares will vest in equal installments on each of March 8, 2026 and March 8, 2027, subject to the NEO’s continuous service to the Company as of each such date.
(5) Reflects time-based vesting RSUs that vest as follows: 89,686 shares vested on March 9, 2025 and 89,686 shares will vest on March 9, 2026, subject to the NEO’s continuous service to the Company as of such date.
(6) Reflects time-based vesting RSUs that vest as follows: 49,668 shares vested on March 8, 2025 and the remaining shares will vest in equal installments on each of March 8, 2026 and March 8, 2027, subject to the NEO’s continuous service to the Company as of each such date.
(7) Reflects time-based vesting RSUs that vest as follows: 67,264 shares vested on March 9, 2025 and 67,265 shares will vest on March 9, 2026, subject to the NEO’s continuous service to the Company as of such date.
(8) Reflects time-based vesting RSUs that vest as follows: 36,423 shares vested on March 8, 2025 and the remaining shares will vest in equal installments on each of March 8, 2026 and March 8, 2027, subject to the NEO’s continuous service to the Company as of each such date.

(9) Reflects PSUs granted to the NEOs in September 2022 based on target performance. The PSUs will vest after three years, subject to the achievement of share price-based performance conditions. In the event of a change in control, the PSUs will vest at the target level of performance if not assumed or substituted and, if assumed or substituted, will convert into purely time-based awards at the target level of performance. The threshold share price level is $7.50 per share and the target share price level is $10.50 per share. Threshold level achievement will result in vesting of 33% of the PSUs and target level achievement (and above) will result in vesting of 100% of the PSUs. There is no achievement level beyond target. Linear interpolation will apply to achievement between the threshold and target levels. Actual performance will be measured using the average closing price of our Class A Common Shares over the 20 trading days prior to September 14, 2025. The PSUs are payable in our Class A common shares based on the number of PSUs that actually vest.
(10) Reflects PSUs granted to the NEOs in March 2023 and June 2023 based on target performance. The PSUs will vest after three years, subject to the achievement of share price-based performance conditions. In the event of a change in control, the PSUs will vest at the target level of performance if not assumed or substituted and, if assumed or substituted, will convert into purely time-based awards at the target level of performance. The threshold share price level is $3.30 per share and the target share price level is $6.30 per share. Threshold level achievement will result in vesting of 33% of the PSUs and target level achievement (and above) will result in vesting of 100% of the PSUs. There is no achievement level beyond target. Linear interpolation will apply to achievement between the threshold and target levels. Actual performance will be measured using the average closing price of our Class A Common Shares over the 20 trading days prior to March 9, 2026. The PSUs are payable in our Class A common shares based on the number of PSUs that actually vest.
(11) Reflects PSUs granted to the NEOs in June 2023 based on target performance. The PSUs will vest after three years, subject to the achievement of certain strategic milestone performance goals prior to March 9, 2026, including (i) successfully addressing our senior notes that were due 2025, including (but not limited to) complete or partial debt paydown, complete or partial debt refinance, and/or modification or extension of some or all of the senior notes, (ii) initiating land development activities at our Candlestick community, and (iii) obtaining certain legislative and regulatory approvals with respect to our projects. The threshold achievement level will be reached if one of the three strategic milestones is achieved and will result in vesting of 33% of the PSUs. The midpoint achievement level will be reached if two of the three strategic milestones are achieved and will result in vesting of 67% of the PSUs. The target achievement level will be reached if all three strategic milestones are achieved and will result in vesting of 100% of the PSUs. There is no achievement level beyond target. In the event of a change in control, the PSUs will vest at the target level of performance if not assumed or substituted and, if assumed or substituted, will convert into purely time-based awards at the target level of performance. The PSUs are payable in our Class A common shares based on the number of PSUs that actually vest.
(12) Reflects PSUs granted to the NEOs in March 2024 based on target performance. The PSUs will vest after three years, subject to the achievement of share price-based performance conditions. In the event of a change in control, the PSUs will vest at the target level performance if not assumed or substituted and, if assumed or substituted, will convert into purely time-based awards at the target level of performance. The threshold share price level is $4.10 per share and the target share price level is $7.10 per share. Threshold level achievement will result in vesting of 33% of the PSUs and target level achievement (and above) will result in vesting of 100% of the PSUs. There is no achievement level beyond target. Linear interpolation will apply to achievement between the threshold and target levels. Actual performance will be measured based on the average closing price of our Class A Common Shares using the highest consecutive 20 trading day period from December 1, 2026 to February 28, 2027. The PSUs are payable in our Class A common shares based on the number of PSUs that actually vest.
(13) Reflects PSUs granted to the NEOs in March 2024 based on target performance. The PSUs will vest following the achievement of certain strategic milestone performance goals prior to March 8, 2027, including (i) securing strategic financial partners for the Company’s communities, (ii) successfully addressing our senior notes that are due 2028, including (but not limited to) complete or partial debt paydown, complete or partial debt refinance, and/or modification or extension of some or all of the senior notes, and (iii) obtaining certain legislative and regulatory approvals with respect to our projects. The threshold achievement level will be reached if one of the three strategic milestones is achieved and will result in vesting of 33% of the PSUs. The midpoint achievement level will be reached if two of the three strategic milestones are achieved and will result in vesting of 67% of the PSUs. The target achievement level will be reached if all three strategic milestones are achieved and will result in vesting of 100% of the PSUs. There is no achievement level beyond target. In the event of a change in control, the PSUs will vest at the target level performance if not assumed or substituted and, if assumed or substituted, will convert into purely time-based awards at the target level of performance. The PSUs are payable in our Class A common shares based on the number of PSUs that actually vest.

Shares Vested in 2024
The following table contains information about the vesting of awards of restricted common shares held by the NEOs in 2024. The “Value Realized on Vesting” represents the closing price of our Class A common shares on the applicable vesting date multiplied by the number of shares subject to awards that vested on such date.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel Hedigan	166,451	$518,275
Michael Alvarado	169,051	493,074
Greg McWilliams	146,629	425,359
Kim Tobler	—	—
Potential Payments upon Termination or Change in Control
The Five Point Holdings, LLC Senior Management Severance and Change in Control Plan (the “Severance Plan”) provides severance benefits upon a qualifying termination of employment (a termination by the Company without “Cause,” a termination by reason of death, “Disability” or “Retirement” or, in some circumstances, a termination by the participant for “Good Reason,” as all such terms are defined in the Severance Plan). Messrs. Hedigan, Alvarado, McWilliams and Tobler participate in the Severance Plan.
Upon termination by the Company without Cause more than two years after and not less than six months before the consummation of a transaction that constitutes a “Change in Control” within the meaning of the Severance Plan, a participant is entitled to the following benefits, subject to execution of a release of claims against the Company:
•a lump sum cash payment equal to 1-½ times (2 times in the case of the CEO) the sum of the participant’s base salary and the average of the annual bonus payable in respect of the three calendar years (or, if less, for all calendar years of employment) preceding the date of termination;
•a lump sum cash payment equal to the participant’s pro-rata annual bonus at target for the year of termination; and
•continued health, dental and vision benefits at the cost provided to active employees for one year (two years in the case of the CEO).
If such a qualifying termination occurs (or a termination by the participant for Good Reason occurs) within two years following a Change in Control (or within six months preceding a Change in Control where the termination occurs at the request of or by reason of circumstances requested by a potential acquirer), the severance multiple described in the first bullet above would be three for the CEO and two for all other participants.
Upon a termination by reason of death, disability or retirement (subject, in the case of retirement, to execution of a release of claims against the Company), a participant is entitled receive a lump sum cash payment equal to the participant's pro-rata annual bonus at target for the year of termination.
The Severance Plan provides that if a participant receives any amount, whether under the Severance Plan or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, the amount of the payments to be made to the participant will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the participant would receive following imposition of the excise tax and all income and related taxes.
The following table estimates the payments required to be made to each NEO in connection with (i) a termination of employment upon specified events or (ii) a change in control, assuming in each case a $3.78 per share price for the Company’s common shares, which represents the closing market price on December 31, 2024, the final trading day of 2024. The amounts shown also assume that the termination or change in control was effective December 31, 2024, and thus reflect (i) the amounts payable under the Severance Plan to Messrs. Hedigan, Alvarado, McWilliams and Tobler and (ii) the value associated with accelerated vesting of unvested awards held by the NEOs. The amounts shown do not reflect, however, any changes to NEO compensation that became effective in 2025 or equity that either was granted or vested following December 31, 2024. The actual amounts paid can only be determined at the time of the termination of the NEO’s employment or a change in control. The terms “Cause,” “Good Reason,” “Change in Control,” “Disability” and “Retirement” have the meanings set forth in the Severance Plan and the Incentive Award Plan and related award agreements, as applicable.

Potential Payments upon Termination or Change in Control

Name and Event	Cash Severance ($)	Annual Cash Incentive Severance ($)	Benefit Continuation ($) (1)	Acceleration of Equity Awards ($) (2)(3)	Total ($)
Daniel Hedigan
Termination without Cause	$5,576,667	$1,900,000	$51,394	$6,109,872	$13,637,933
Termination without Cause or for Good Reason with a Change in Control	8,365,000	1,900,000	51,394	6,109,872	16,426,266
Termination due to Death or Disability	—	1,900,000	—	6,109,872	8,009,872
Michael Alvarado
Termination without Cause	3,602,500	1,500,000	32,461	7,523,176	12,658,137
Termination without Cause or for Good Reason with a Change in Control	4,803,333	1,500,000	32,461	7,523,176	13,858,970
Termination due to Death or Disability	—	1,500,000	—	7,523,176	9,023,176
Greg McWilliams
Termination without Cause	2,463,125	1,075,000	25,697	5,853,319	9,417,141
Termination without Cause or for Good Reason with a Change in Control	3,284,167	1,075,000	25,697	5,853,319	10,238,183
Termination due to Death or Disability	—	1,075,000	—	5,853,319	6,928,319
Retirement	—	1,075,000	—	—	1,075,000
Kim Tobler
Termination without Cause	1,842,500	1,000,000	1,337	1,376,815	4,220,652
Termination without Cause or for Good Reason with a Change in Control	2,456,667	1,000,000	1,337	1,376,815	4,834,819
Termination due to Death or Disability	—	1,000,000	—	1,376,815	2,376,815
(1)    Represents the current cost of Company health and welfare plans times the applicable multiplier.
(2)    Awards were valued based on the $3.78 per share closing price of our Class A common shares on December 31, 2024. Performance awards were assumed to vest at target levels.
(3)    Reflects the value of the RSUs or PSUs that would vest under the applicable circumstances. For purposes of the calculations, all PSUs have been assumed to vest at the target level of performance in connection with the applicable scenario. The terms of acceleration of vesting for any unvested RSUs or PSUs are set forth below:
Time-Based RSUs. Upon termination of the executive’s employment without Cause or by reason of death or Disability prior to the vesting date, 100% of the RSUs will vest. If a Change in Control occurs and an executive’s employment is terminated without Cause or by the executive for Good Reason on or after the effective date of the Change in Control but prior to 24 months following the Change in Control, then any unvested RSUs will vest.
Strategic Milestone and Share Price-Based PSUs. Upon termination of the executive’s employment without Cause or by reason of death or Disability prior to the vesting date and prior to a Change in Control, any unvested PSUs will remain outstanding and will continue to remain eligible to vest in accordance with the original vesting schedule as if the executive’s employment had continued through the original vesting date, provided that with respect to any Strategic Milestone PSUs, if one or more strategic milestones are achieved following the date of termination of the executive’s employment but prior to the original vesting date, the portion of the PSUs eligible to vest upon the achievement of such milestone will vest upon the Compensation Committee’s certification of such achievement. In the event that a Change in Control occurs following any such termination but prior to the original vesting date, the unvested PSUs shall vest immediately prior to the Change in Control at the target level of performance. In the event that a Change in Control occurs prior to the vesting date and the PSUs are not assumed or substituted for in the Change in Control transaction, then the unvested PSUs shall vest immediately prior to the Change in Control at the target level of performance. If the unvested PSUs are assumed or substituted for in such Change in Control transaction, the target level of performance shall be deemed to have been achieved and such PSUs shall vest on the original vesting date. If a Change in Control occurs and an executive’s employment is terminated without Cause or by the participant for Good Reason on or after the effective date of the Change in Control but prior to 24 months following the Change in Control, then any unvested PSUs shall become fully vested at the target level of performance.

CEO Pay Ratio
As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of our Chief Executive Officer, Dan Hedigan, to that of our median associate. To determine the median of the annual total compensation of all our associates (other than our Chief Executive Officer), we selected December 31, 2024 as the determination date for identifying the median associate.

For purposes of identifying the median compensation, we considered the wages reflected in our payroll records as earned during the twelve-month period ended December 31, 2024. For wages attributable to annual bonuses, however, we included bonuses paid in 2025 for service in 2024 in order to be consistent with the calculation of our Chief Executive Officer’s compensation. We included the wages of all of our full-time, part time, seasonal and temporary associates. We annualized the wages of permanent full or part-time associates who started after January 1, 2024. Using this methodology, we determined that the median total compensation of our associates (excluding our Chief Executive Officer) for the year ended December 31, 2024 was $185,572, calculated in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, which includes base pay, cash bonus, and our matching contribution to the associate’s 401(k) plan. This calculation is the same calculation used to determine total compensation for purposes of the 2024 Summary Compensation Table with respect to each of the NEOs.

Mr. Hedigan’s annual total compensation as reported in the 2024 Summary Compensation Table was $4,315,206. Accordingly, for 2024, the ratio of Mr. Hedigan’s compensation to the compensation of the median associate was 23.3 to 1.

Because of the complexity of determining the median of the annual compensation of all our associates, the pay ratio disclosure presented above is an estimate, but we believe that estimate is reasonable. Because the SEC rules for identifying the median associate and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, the pay ratio we disclose may not be comparable to the pay ratios reported by some other companies.

PAY VERSUS PERFORMANCE

Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. As required by Item 402(v), we have included:
•A list of the most important financial measures that our Compensation Committee used in 2024 to link a measure of pay calculated in accordance with Item 402(v) (referred to as “compensation actually paid,” or “CAP”) to Company performance;

•A table that compares the total compensation of our CEO and other NEOs as presented in the Summary Compensation Table (“SCT”) in this Proxy Statement to CAP and that compares CAP to specified performance measures; and

•Graphs that describe:

◦The relationship between our total shareholder return (“TSR”) and the TSR of the S&P Homebuilders Select Industry Index (“Peer Group TSR”); and

◦The relationships between CAP and our cumulative TSR, GAAP Net Income, and our Company selected measure, Adjusted Cash Flow.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the NEOs or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Compensation Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis in this proxy statement for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation are each calculated in the same manner for purposes of both CAP and SCT. There are two primary differences between the calculation of CAP and SCT total compensation:

	SCT TOTAL	CAP
Pension	Year over year change in the actuarial present value of pension benefits (applicable only to Erik Higgins, who was an NEO in 2022 and 2020, as described below)	Current year service cost and any prior year service cost (if a plan amendment occurred during the year)
Restricted Share and Restricted Share Units Awards	Grant date fair value of awards granted during the year	Year over year change in the fair value of awards that are unvested as of the end of the year or vested or were forfeited during the year.

Metrics Used for Linking Pay and Performance. The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2024. Each metric below is used for purposes of determining payouts under our annual incentive program. Please see the Compensation Discussion and Analysis section of this proxy statement for a further description of these metrics and how they are used in the Company’s executive compensation program.
•Adjusted Cash Flow
•Year-over-Year Modified SG&A Expense

Adjusted Cash Flow was the most heavily-weighted financial performance metric under our 2024 Annual Incentive Plan and is an important measure that, when combined with the other measures in the Annual Incentive Plan, supports long-term shareholder value creation.

Pay Versus Performance Table

The following table sets forth information concerning the compensation of our NEOs for each of the last five fiscal years and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for Principal Executive Officer (PEO)(1)			Compensation Actually Paid to PEO(2)			Average SCT Total for Non-PEO Named Executive Officers (NEOs)(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) (in thousands)	Adjusted Cash Flow (4) (in thousands)
	Emile Haddad	Lynn Jochim	Daniel Hedigan	Emile Haddad	Lynn Jochim	Daniel Hedigan			Total Shareholder Return	Peer Group Total Shareholder Return(3)
2024	$—	$—	$4,315,206	$—	$—	$5,736,492	$2,871,747	$3,532,242	$54.39	$242.76	$177,634	$249,987
2023	—	—	3,955,542	—	—	4,460,443	1,843,484	2,125,121	44.17	220.06	113,716	281,623
2022	—	1,062,847	2,932,483	—	265,924	2,448,415	1,555,414	603,799	33.53	136.96	(34,774)	(74,753)
2021	9,166,042	4,417,485	—	8,701,796	4,155,521	—	3,648,985	3,387,021	94.10	192.00	13,310	43,746
2020	6,009,342	—	—	5,823,048	—	—	2,552,545	2,392,150	78.56	127.81	1,094	22,245

(1)    For 2024, the PEO was Daniel Hedigan (President and CEO) and other NEOs were Michael Alvarado, Greg McWilliams, and Kim Tobler. For 2023, the PEO was Daniel Hedigan (CEO) and other NEOs were Michael Alvarado, Greg McWilliams, Kim Tobler, and Leo Kij. For 2022, PEOs were Daniel Hedigan (CEO) and Lynn Jochim (former President and COO), and other NEOs were Michael Alvarado, Greg McWilliams, Erik Higgins, and Leo Kij. For 2021, the PEOs were Emile Haddad (former President and CEO) and Lynn Jochim (former President and COO), and other NEOs were Michael Alvarado and Greg McWilliams. For 2020, the PEO was Emile Haddad (former President and CEO), and other NEOs were Michael Alvarado, Lynn Jochim and Erik Higgins. Mr. Haddad’s 2021 SCT amount and Ms. Jochim’s 2022 SCT amount include payments received under their respective Advisory Agreements.
(2)    The dollar amounts reported represent CAP, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of Equity Component of CAP—PEOs:

	2021	2020
First PEO (Emile Haddad) - SCT Totals	$9,166,042	$6,009,342
(Deduct):
Fair value of equity awards granted during the year from the SCT	(3,190,473)	—
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	2,595,236	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(5,526)	(378,642)
Change in fair value of equity awards granted in prior years that vested during the year	136,517	192,348
Equity awards granted in prior years that were forfeited during the year	—	—
Total Equity Award Related Adjustments	2,726,227	(186,294)
CAP Totals	8,701,796	5,823,048

	2022	2021
Second PEO (Lynn Jochim) - SCT Totals	$1,062,847	$4,417,485
(Deduct):
Fair value of equity awards granted during the year from the SCT	—	(1,907,141)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	—	1,557,141
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(798,355)	(3,315)
Change in fair value of equity awards granted in prior years that vested during the year	1,432	91,351
Equity awards granted in prior years that were forfeited during the year	—	—
Total Equity Award Related Adjustments	(796,923)	1,645,177
CAP Totals	265,924	4,155,521

	2024	2023	2022
Third PEO (Daniel Hedigan) - SCT Totals	$4,315,206	$3,955,542	$2,932,483
(Deduct):
Fair value of equity awards granted during the year from the SCT	(1,097,085)	(1,098,026)	(800,000)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	1,455,495	1,543,944	315,932
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	1,055,605	50,170	—
Change in fair value of equity awards granted in prior years that vested during the year	7,271	8,813	—
Equity awards granted in prior years that were forfeited during the year	—	—	—
Total Equity Award Related Adjustments	2,518,371	1,602,927	315,932
CAP Totals	5,736,492	4,460,443	2,448,415

Reconciliation of Equity Component of CAP—NEOs:

	2024	2023	2022	2021	2020
Non-PEO NEOs Average SCT Totals	$2,871,747	$1,843,484	$1,555,414	$3,648,985	$2,552,545
(Deduct):
Change in pension value and nonqualified deferred compensation earnings from the SCT	—	—	—	—	(22,203)
Fair value of equity awards granted during the year from the SCT	(764,636)	(511,580)	(332,291)	(1,907,141)	—
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	1,014,435	719,337	88,802	1,557,141	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	427,598	69,469	(399,177)	(3,315)	(243,933)
Change in fair value of equity awards granted in prior years that vested during the year	(16,902)	4,411	1,101	91,351	105,741
Equity awards granted in prior years that were forfeited during the year	—	—	(310,050)	—	—
Total Equity Award Related Adjustments	1,425,131	793,217	(619,324)	1,645,177	(138,192)
Non-PEO NEOs Average CAP Totals	3,532,242	2,125,121	603,799	3,387,021	2,392,150
(3)    Reflects TSR indexed to $100 for the S&P Homebuilders Select Industry Index, which is an industry line peer group reported in the performance graph included in the Company’s 2024 Annual Report on Form 10-K.
(4)    Adjusted Cash Flow, a non-GAAP financial measure, is calculated as the net increase (or decrease) in cash, cash equivalents and restricted cash, excluding payments related to principal and interest on our senior notes and revolving credit facility, related party reimbursement obligations, and tax payments and distributions.

Relationship Between Pay and Performance
The following charts show graphically the relationships over the past years of the CAP Amounts for our PEOs and NEOs as compared to our cumulative TSR and Peer Group TSR, Net Income (Loss), and Adjusted Cash Flow:

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid ($M)
Value of Fixed $100 Investment
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
$300
$250
$200
$150
$100
$50
$0
$5.8
$2.4
$128
$79
$8.7
$4.2
$3.4
$192
$94
$0.3
$2.4
$0.6
$137
$34
$4.5
$2.1
$220
$44
$5.7
$3.5
$243
$54
2020
2021
2022
2023
2024
Haddad CAP
Jochim CAP
Hedigan CAP
Non-PEO NEO Average CAP
FPH TSR
PG TSR

Compensation Actually Paid versus Net Income (Loss)
Compensation Actually Paid ($M)
Net Income (Loss) ($M)
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
$200.0
$150.0
$100.0
$50.0
$0.0
($50.0)
2020
2021
2022
2023
2024
$5.8
$2.4
$1.1
$8.7
$4.2
$3.4
$13.3
$0.3
$2.4
$0.6
($34.8)
$4.5
$2.1
$113.7
$5.7
$3.5
$177.6
Haddad CAP
Jochim CAP
Hedigan CAP
Non-PEO NEO Average CAP
Net Income (Loss)

Compensation Actually Paid versus Adjusted Cash Flow
Compensation Actually Paid ($M)
Adjusted Cash Flow ($ Thousands)
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
($50.0)
($100.0)
$5.8
$2.4
$22.2
$8.7
$4.2
$3.4
$43.7
$0.3
$2.4
$0.6
($74.8)
$4.5
$2.1
$281.6
$5.7
$3.5
$250.0
2020
2021
2022
2023
2024
Haddad CAP
Jochim CAP
Hedigan CAP
Non-PEO NEO Average CAP
Adjusted Cash Flow

COMPENSATION OF DIRECTORS
Director Compensation
For 2024, compensation for our non-employee directors generally consisted of the following, which is quantified in the table below:
•annual cash compensation of $120,000, prorated for any partial year and payable quarterly in arrears, provided that all directors may elect to receive some or all of such compensation in restricted shares vesting in four installments at the end of each calendar quarter;
•annual grant of $80,000 worth of restricted shares vesting in four installments at the end of each calendar quarter;
•additional annual cash compensation of $25,000 for any lead independent director, prorated for any partial year and payable quarterly in arrears;
•additional annual cash compensation for service on a committee, in each case, prorated for any partial year and payable quarterly in arrears, as follows:
•Audit Committee: $25,000, plus $5,000 for the Chairperson;
•Compensation Committee: $15,000, plus $5,000 for the Chairperson;
•Nominating and Corporate Governance Committee: $10,000, plus $5,000 for the Chairperson; and
•Conflicts Committee: $10,000, plus $5,000 for the Chairperson.

Mr. Miller and Mr. Carruthers are prohibited by their respective employers from retaining compensation paid to them for their service as directors. Accordingly, they each instructed us to remit their fees directly to their respective employers, and in lieu of the restricted share grants made to other directors, those fees are increased by the $80,000 value of such shares. In October 2024, Mr. Carruthers, who had served as a member of the Board since 2009, resigned from the Board, and Sam Levinson was appointed to the Board.
2024 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Kathleen Brown	$160,000	$80,000	$—	$240,000
William Browning	160,000	80,000	—	240,000
Evan Carruthers (3)	174,100	—	—	174,100
Jonathan Foster	140,000	80,000	—	220,000
Emile Haddad	—	—	3,875,000	3,875,000
Gary Hunt	120,000	80,000	—	200,000
Sam Levinson (4)	25,110	16,740	—	41,850
Stuart A. Miller	200,000	—	—	200,000
Michael Rossi	175,000	80,000	—	255,000
Michael Winer	175,000	80,000	—	255,000

(1)    Represents restricted shares that were granted in March 2024 to Ms. Brown and Messrs. Browning, Foster, Hunt, Rossi and Winer and October 2024 to Mr. Levinson. The amounts reported in the “Equity Awards” column represent the aggregate grant date fair value of equity awards in the form of restricted shares (time-based vesting) computed in accordance with ASC Topic 718. The valuation assumptions are further described in Note 16, “Share-Based Compensation,” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2024. None of our directors held unvested awards as of December 31, 2024.
(2)    Represents consulting fees paid to Mr. Haddad during 2024 pursuant to his advisory agreement, as amended, with us, which is described more fully below. Pursuant to the terms of his advisory agreement, Mr. Haddad did not receive any additional fees or equity awards related to his service on our Board.
(3)    Mr. Carruthers received prorated compensation for 2024.
(4)    Mr. Levinson received prorated compensation for 2024 and elected to receive the entirety of his prorated Board cash compensation in the form of restricted shares in lieu of cash.

Emile Haddad Advisory Agreement
In August 2021, we entered into an advisory agreement with Mr. Haddad for an initial term of three years, which became effective on October 1, 2021 and expired on September 30, 2024. Pursuant to the advisory agreement, we agreed to pay Mr. Haddad a monthly retainer of $416,666 in exchange for him providing advisory services primarily related to, among other things, enhancing our communities, maintaining critical relationships at the state and local level, and focusing on new ventures and initiatives we may consider pursuing. We paid a total of $3,750,000 and $5,000,000 in 2024 and 2023, respectively, related to these services. In December 2024, the Company and Mr. Haddad entered into a first amendment to the advisory agreement. Under the first amendment, the advisory agreement has been extended for a term of four years from December 1, 2024 through December 1, 2028 (the “Extended Term”). During the Extended Term, Mr. Haddad will receive a monthly retainer of $125,000 and an annual performance bonus paid in quarterly installments of $250,000 that is contingent upon the occurrence of certain vesting events. If the vesting events are not achieved in any applicable year, the bonus is deemed not to have been earned, and the unearned bonus payments will be offset against either the quarterly bonus payments next coming due or the monthly retainer payments next coming due. We paid a total of $125,000 in 2024 related to the Extended Term of the advisory agreement.
In the event of an involuntary termination of the advisory agreement by the Company other than for cause or by Mr. Haddad for good reason, Mr. Haddad’s death or disability, or a change in control of the Company, Mr. Haddad will remain eligible to receive the remaining payments under the advisory agreement for its then-current term (or, in the case of death or disability, for a period of 12 months (but in no event beyond the then-current term)).
Compensation Committee Interlocks and Insider Participation
The current members of our Compensation Committee are Michael Rossi, Sam Levinson and Michael Winer, who is its chair. None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accountants for the year ending December 31, 2025 and has further directed that management submit the selection of the independent registered public accountants for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company. Deloitte & Touche has been the Company’s independent registered accounting firm since 2009. When conducting its latest review of Deloitte & Touche, the Audit Committee actively engaged with Deloitte & Touche’s engagement partner and senior leadership, where appropriate, and considered among other factors: the professional qualifications of Deloitte & Touche and that of the lead audit partner and other key engagement partners, Deloitte & Touche’s historical and recent performance on the Company’s audits, Deloitte & Touche’s fees, Deloitte & Touche’s independence and independence policies, and Deloitte & Touche’s tenure as the Company’s independent registered public accounting firm and its related depth of understanding of the Company’s business, industry, and accounting policies and practices (including its process to rotate the lead audit partner in accordance with PCAOB standards). As a result of this evaluation, the Audit Committee and Board approved the appointment Deloitte & Touche, subject to shareholder ratification.
Shareholder ratification of the selection of Deloitte & Touche as our independent registered public accountants is not required by law. However, our Board has decided that it is desirable to submit the selection of Deloitte & Touche to the shareholders for ratification. If the shareholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our Audit Committee determines that such a change would be in our and our shareholders’ best interests.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2025.

UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

AUDIT MATTERS
The following table represents aggregate fees billed to us for the years ended December 31, 2024 and 2023 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates.

(In thousands)	2024	2023
Audit fees	$2,398	$2,369
Audit-related fees	324	314
Tax fees	239	389
All other fees	2	2
Total fees	$2,963	$3,074

In both 2024 and 2023, services for audit fees include fees associated with (i) the audit of our annual financial statements and the audit of our internal control over financial reporting (Form 10-K) and (ii) reviews of our quarterly financial statements (Form 10-Q). In 2024, audit fees also included fees associated with work related to comfort letters and consents. In 2023, audit fees also included fees associated with (i) the filing of an S-8 registration statement, which includes preparation of consents, and (ii) review of documents relating to our Operating Company’s senior notes exchange offer, including the preparation of comfort letters and consents. Audit-related fees for both 2024 and 2023 include fees associated with audits of unconsolidated joint ventures that were paid for by the joint ventures. Tax fees include (i) services for tax planning, tax compliance and tax return preparation and (ii) similar services incurred by unconsolidated joint ventures that were paid for by the joint ventures. All other fees include license fees for use of a technical accounting research tool.
Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services
The Audit Committee has established policies and procedures requiring that it pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Deloitte & Touche LLP during fiscal years 2024 and 2023.

Audit Committee Report
Our Audit Committee issued the following report for inclusion in this proxy statement for the Annual Meeting.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board. The Company’s management has the primary responsibility for the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with Company management the audited consolidated financial statements and the related schedule in the Company’s Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. During the course of 2024, the Company’s management performed testing and evaluation of the Company’s internal controls over financial reporting per the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee provided oversight and advice to Company management during the process. The Audit Committee received updates on the process from Company management, internal auditors and Deloitte & Touche LLP at each Audit Committee meeting and reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which has been filed with the SEC. The Committee is governed by a charter, and the Committee is comprised solely of independent directors as defined by the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

The Committee discussed with the Company’s internal auditors and its independent auditor, Deloitte & Touche LLP, the overall scope and plans for their respective audits. The Committee meets with the internal auditors and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

The Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing opinions on (i) the conformity of those audited consolidated financial statements and related schedule with generally accepted accounting principles, and

(ii) the effectiveness of internal controls over financial reporting, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, as currently in effect (which superseded Statement on Auditing Standard No. 16), as adopted by the PCAOB for audits of fiscal years beginning on or after December 15, 2012.

The Committee has (1) received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding Deloitte & Touche LLP’s communications with the Committee concerning independence, (2) discussed with Deloitte & Touche LLP its independence and (3) considered, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for such year for filing with the SEC. In addition, the Committee approved Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and directed that the selection of Deloitte & Touche LLP be submitted to the Company’s shareholders for ratification.

Submitted by the Audit Committee of the Board of Directors

William Browning, Chair
Kathleen Brown
Michael Winer

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Great Park Venture
The Great Park Neighborhoods is being developed by Heritage Fields LLC (the “Great Park Venture”). Interests in the Great Park Venture previously consisted of percentage interests and legacy interests. Legacy interests were membership interests in the Great Park Venture that entitled holders to receive priority distributions from the Great Park Venture in an aggregate amount equal to $476.0 million and up to an additional $89.0 million from participation in subsequent distributions. In 2021, the Great Park Venture fully satisfied the $476.0 million priority distribution rights, and in 2024, the Great Park Venture fully satisfied the $89.0 million maximum participating legacy interest distribution rights, as a result of which, the legacy interests are no longer outstanding. Prior to the final payment of legacy interest distribution rights, Lennar owned a 25% legacy interest in the Great Park Venture, and Lennar and an affiliate of Castlelake also owned interests in an entity (“FPC-HF”) that owned a 12.5% legacy interest in the Great Park Venture. FPC-HF was dissolved following the final legacy interest distribution. We own a 37.5% percentage interest in the Great Park Venture and previously owned an indirect interest in FPC-HF. In 2024 and 2023, we received $181.9 million and $154.2 million, respectively, in percentage interest distributions from the Great Park Venture.
We provide management services to the Great Park Venture pursuant to a development management agreement. The initial term of our development management agreement with the Great Park Venture expired on December 31, 2021 but has been extended by mutual agreement of the parties through December 31, 2026. As the development manager for the Great Park Venture, we recognized $96.0 million and $47.2 million in revenue in 2024 and 2023, respectively, related to management fees, which were comprised of a base fee and incentive compensation. FPC-HF and an affiliate of Lennar previously held Class B partnership interests in Five Point Communities, LP (“FP LP”), one of our subsidiaries involved in development management of the Great Park Neighborhoods. Holders of Class B partnership interests in FP LP were entitled to receive their pro rata portion of any incentive compensation payments under the development management agreement that were attributable to the legacy interests. In 2024 and 2023, the companies that manage the Great Park Venture received $50.9 million and $46.5 million, respectively, in incentive compensation payments from the Great Park Venture, $1.8 million and $4.9 million, respectively, of which was distributed to holders of Class B partnership interests in FP LP. At December 31, 2024, the holders of Class B partnership interests in FP LP had no further distribution rights, and the Class B partnership interests had been terminated.
Tax Distributions
The terms of the Operating Company’s Limited Partnership Agreement (“LPA”) provide for the payment of certain tax distributions to the Operating Company’s partners and management partner in an amount equal to the estimated income tax liabilities resulting from taxable income or gain allocated to those parties. The tax distribution provisions in the LPA were included in the Operating Company’s governing documents adopted prior to our initial public offering and were designed to provide funds necessary to pay tax liabilities for income that might be allocated, but not paid, to the partners and the management partner. The management partner is an entity controlled by Mr. Haddad. In accordance with the terms of the LPA, the Operating Company made aggregate tax distributions in 2024 to all partners totaling $7.7 million, net of amounts distributable to the Company, of which $1.1 million was paid to the management partner, and in 2023, the Operating Company made aggregate tax distributions of $4.0 million, all of which were paid to the management partner. The tax distributions are treated as advance distributions under the LPA and will be taken into account when determining the amounts otherwise distributable to the management partner under the LPA.
EB-5 Reimbursement Obligations
We previously entered into reimbursement agreements pursuant to which we agreed to reimburse an affiliate of Lennar for $102.7 million related to EB-5 immigrant investor program loans, the proceeds of which were used to develop properties at our Candlestick and The San Francisco Shipyard communities. At December 31, 2024 and December 31, 2023, the balance of the reimbursement obligation was $62.1 million and $59.4 million, respectively. The weighted average interest rate applicable to the unpaid reimbursement obligations as of both December 31, 2024 and December 31, 2023 was 4.6%, and total interest of $2.7 million was accrued in each year. We paid $2.1 million in interest and $4.3 million in principal for the year ended December 31, 2023. Pursuant to a reimbursement deferral agreement, principal and interest payments under the related party reimbursement obligation have been deferred through April 30, 2025.
Valencia Land Sales
In December 2024, we entered into a purchase and sale agreement with a third party land banking entity for 179 homesites on approximately 31 acres, for a base purchase price of approximately $76.9 million. A subsidiary of Lennar entered into an agreement with the land banking entity pursuant to which the Lennar subsidiary has the option to acquire these homesites in the future and is required to complete the final improvements to the homesites on which homes are to be built. In December 2023, we entered into a purchase and sale agreement with a third party land banking entity for 583 homesites on approximately 46 acres, for a base purchase price of approximately $101.8 million. A subsidiary of Lennar entered into an agreement with the land banking entity pursuant to which the Lennar subsidiary has the option to acquire these homesites in the future and is required to complete the final improvements to the homesites on which homes are to be built. Lennar has historically exercised its option to acquire such homesites.
Great Park Neighborhoods Land Sales
In May 2023, our Heritage Fields joint venture entered into purchase and sale agreements with a third party land banking entity for 798 homesites, resulting in recognized revenue of $357.8 million, consisting of $214.7 million paid at closing, plus estimated variable price participation from future builder home sales of $143.1 million. A subsidiary of Lennar entered into an agreement with the land banking entity pursuant to which the Lennar subsidiary has the option to acquire these homesites in the future and is required to complete the final improvements to the homesites on which homes are to be built. Lennar has historically exercised its option to acquire such homesites.
Amendment of Lease Agreement
A subsidiary of Lennar Corporation leases a portion of a building at the Five Point Gateway Campus that was previously under the ownership of our Gateway Commercial joint venture. In December 2024, in connection with the venture’s sale of its remaining interests in the Five Point Gateway Campus to City of Hope, the venture entered into an amendment to the lease with the Lennar subsidiary. Pursuant to the amendment, Lennar’s subsidiary agreed to waive two 5-year renewal options, and the venture agreed to remove from the lease certain square footage that was subleased to City of Hope. The amended lease became effective upon the closing of the sale to City of Hope.
Employment of Related Persons
During 2023, Serene Haddad, daughter of Emile Haddad, our Chairman Emeritus and former President and Chief Executive Officer, was employed by the Company as a Finance Analyst. She resigned from her position with the Company effective as of January 17, 2024. Ms. Haddad received 2023 compensation of approximately $167,000, consisting primarily of salary and bonus. In addition, Ms. Haddad received other employee benefits on the same basis as other, similarly situated employees. Ms. Haddad’s total compensation was consistent with that of similarly situated employees, and her compensation terms were established directly with her, independent of any relationship she had with Mr. Haddad. Ms. Haddad had been employed by the Company since February 2014.
Review and Approval of Related Person Transactions
Our Board has adopted a written policy regarding the approval of any related person transactions, which (subject to certain limited exceptions) includes any transaction or series of transactions in which we, any of our subsidiaries, or certain of our joint ventures is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our Chief Legal Officer any proposed related person transaction and all material facts about the proposed transaction. Our Chief Legal Officer will then assess and promptly communicate that information to our Conflicts Committee. Based on our Conflicts Committee’s consideration of all of the relevant facts and circumstances, our Conflicts Committee will decide whether or not to approve such transaction and will generally approve only those transactions that it determines are in, or are not inconsistent with, our best interests. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our Conflicts Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any member of the Conflicts Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction. As a result of our relationship with Lennar, land sales to Lennar and other transactions with Lennar that exceed the $120,000 threshold are subject to our policy regarding related person transactions.

OTHER MATTERS
Shareholder Proposals and Nominations
Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of shareholders. To be eligible for inclusion in the proxy statement for our 2026 annual meeting of shareholders, your proposal must be received by us no later than December 12, 2025 and must otherwise comply with Rule 14a-8. While our Board will consider shareholder proposals, we reserve the right to omit from the proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Proposals and Nominations Pursuant to Our Operating Agreement. Under our Operating Agreement, in order to nominate a director or bring any other business before the shareholders at the 2026 annual meeting of shareholders that will not be included in our proxy statement, you must notify us in writing and such notice must be delivered to or be mailed and received by us at the principal offices of the Company, at Five Point Holdings, LLC, c/o Secretary, 2000 FivePoint, 4th Floor, Irvine, California 92618, no earlier than December 22, 2025 and no later than January 21, 2026, unless our 2026 annual meeting of shareholders is not within twenty-five (25) days before or after the anniversary of our 2025 annual meeting of shareholders, in which case the notice must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the 2026 annual meeting was mailed or such public disclosure of the date of the 2026 annual meeting was made, whichever occurs first. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Operating Agreement and the nomination or proposal must contain the specific information required by our Operating Agreement. You may write to our Secretary at 2000 FivePoint, 4th Floor, Irvine, California 92618 to deliver the notices discussed above and to request a copy of the relevant Operating Agreement provisions regarding the requirements for making shareholder proposals and nominating director candidates pursuant to our Operating Agreement.
In addition to satisfying the foregoing requirements under our Operating Agreement, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2026.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our shareholders via the Internet. Accordingly, a notice of Internet availability of proxy materials has been mailed to our shareholders. Shareholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the Notice mailed to them. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice, as applicable, may have been sent to multiple shareholders in the same house. We will promptly deliver a separate Notice and, if requested, a separate proxy statement and annual report, to each shareholder that makes a request using the procedure set forth on the Notice. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications, or would like additional copies of materials, may contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095, or at sendmaterial@proxyvote.com.
Where You Can Find More Information
The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. We make available free of charge on or through our Internet website at www.fivepoint.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.
WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF OUR 2024 ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. SHAREHOLDERS SHOULD DIRECT SUCH REQUESTS BY WRITING TO THE

COMPANY’S SECRETARY AT 2000 FIVEPOINT, 4TH FLOOR, IRVINE, CALIFORNIA 92618, OR BY EMAIL AT investor.relations@fivepoint.com.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, references to our website in this proxy statement are not intended to function as hyperlinks and information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
Other Business
As of the date of this proxy statement, our Board knows of no other business that will be presented for consideration at the Annual Meeting. If other proper matters are presented at the Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board,
Michael A. Alvarado
Chief Operating Officer, Chief Legal Officer, Vice President and Secretary

2000 FivePoint, 4th Floor
Irvine, California 92618
949.349.1000
www.fivepoint.com

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FPH2025**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following director nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors to be elected for terms expiring in 2028.

Nominees

01) William Browning 02) Sam Levinson 03) Michael Rossi

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000669030_1 R1.0.0.2

FIVE POINT HOLDINGS, LLC
Annual Meeting of Shareholders
May 21, 2025 2:00 PM PDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel Hedigan and Michael Alvarado, and either of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the Five Point Holdings, LLC Class A common shares and Class B common shares that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held as a virtual meeting via the Internet at www.virtualshareholdermeeting.com/FPH2025 on May 21, 2025 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000669030_2 R1.0.0.2